    As filed with the Securities and Exchange Commission on April 15, 1999.


                                                            File No. 333-30013

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC  20549


                         POST-EFFECTIVE AMENDMENT NO. 3 TO
                                      FORM S-2
                               REGISTRATION STATEMENT
                          UNDER THE SECURITIES ACT OF 1933


                          HARTFORD LIFE INSURANCE COMPANY
               (Exact name of registrant as specified in its charter)

                                    CONNECTICUT
           (State or other jurisdiction of incorporation or organization)

                                        6355
              (Primary Standard Industrial Classification Code Number)

                                     06-094148
                      (I.R.S. Employer Identification Number)

                                   P.O. BOX 2999
                          HARTFORD, CONNECTICUT 06104-2999
                      (Address of Principal Executive Office)

                              MARIANNE O'DOHERTY, ESQ.
                                 HARTFORD LIFE INC.
                                   P.O. BOX 2999
                          HARTFORD, CONNECTICUT 06104-2999
                                   (860) 843-6733
                 (Name, address, including zip code, and telephone
                 number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  May 3, 1999


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933 check the following box.             [X]

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11 (a)(1)
of this form, check the following box.    [ ]

     HARTFORD
     LIFE INSURANCE COMPANY
     THE GENERAL ACCOUNT OPTION
 [LOGO]
     UNDER GROUP VARIABLE ANNUITY CONTRACTS
     ISSUED BY HARTFORD LIFE INSURANCE COMPANY

     This Prospectus describes the General Account Option available under certain group variable annuity contracts (the "Contract" or "Contracts"). Hartford Life Insurance Company issues the Contracts with respect to its Separate Accounts known as Hartford Life Insurance Company DC Variable Account-I and a series of Hartford Life Insurance Company Separate Account Two. This Prospectus must be accompanied by, and should be read together with, the prospectus for the Contract and the applicable Separate Accounts.

     We issue the Contracts in connection with Deferred Compensation Plans of tax-exempt and governmental employers. The Contract Owner can allocate Contributions, in whole or in part, to the General Account Option or to the Separate Accounts during the period before annuity payments start. Contributions allocated to the General Account Option become part of our company assets in our General Account. During the period before annuity payments start, we credit interest on Contract values allocated to the General Account Option at a rate of interest that is at least equal to the Guaranteed Interest Rate stated in the Contract. We can declare rates of interest from time to time that are greater than the Guaranteed Interest Rate.

     The Mortality, Expense Risk and Administrative charge applicable to Contract values in the Separate Accounts does not apply to the General Account Option. However, all other charges as described in the prospectus for the Contract and the Separate Accounts accompanying this Prospectus, including the Annual Maintenance Fee, Contingent Deferred Sales Charges, Transfer Fee and Charges for Premium Taxes, apply equally to Contract values held in the General Account Option.

     We generally process distributions and transfers from the General Account Option within a reasonable period of time after we receive a Participant request at our Administrative Office. We deduct applicable charges from distributions and transfers. Under certain conditions, transfers from the General Account Option may be limited or deferred. Distributions may be deferred or subject to a market value adjustment that could result in your receipt of less than the total of your Contributions.

     If you decide to become a Contract Owner or a Participant, you should keep this Prospectus for your records.

     This Prospectus is filed with the Securities and Exchange Commission. The Securities and Exchange Commission doesn't approve or disapprove these securities or determine if the information is truthful or complete. Anyone who represents that the Securities and Exchange Commission does these things may be guilty of a criminal offense.

     This Prospectus can also be obtained from the Securities and Exchange Commission's website (HTTP:// WWW.SEC.GOV).

     This group variable annuity contract IS NOT:

  -  A bank deposit or obligation

  -  Federally insured

  -  Endorsed by any bank or governmental agency
 ------------------------------------------------------------------------------

 Prospectus Dated: May 3, 1999

                             AVAILABLE INFORMATION

     Hartford is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such filings can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and at the Commission's Regional Offices located at 75 Park Place, New York, NY and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL. Copies of such materials also can be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web Site that contains reports, proxy statements, information statements and other information regarding Hartford at the following address: http://www.sec.gov.

     Hartford has filed a registration statement (the "Registration Statement") with the Commission under the Securities Act of 1933 relating to the contracts offered by this Prospectus. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto, and reference is hereby made to such Registration Statement and exhibits for further information relating to Hartford and the contracts. The Registration Statement and the exhibits thereto may be inspected and copied, and copies can be obtained at prescribed rates, in the manner set forth in the preceding paragraph.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Annual Report on Form 10-K for the fiscal year ended December 31, 1998, dated March 31, 1999, previously filed by Hartford with the Commission under the 1934 Act is incorporated herein by reference.


     Hartford will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of such reports, without the exhibits thereto. Requests for such reports should be directed to Hartford Life Insurance Company, Attn:
 IPD/Retirement Plan Solutions, P.O. Box 1583, Hartford, Connecticut 06144-1583, telephone: 1-800-528-9009.

                               TABLE OF CONTENTS


 SECTION                                                                   PAGE
 ------------------------------------------------------------------------  ----
 SUMMARY.................................................................    4
 GLOSSARY OF SPECIAL TERMS...............................................    5
 INTRODUCTION............................................................    6
 THE GENERAL ACCOUNT OPTION..............................................    6
   A.  The Accumulation Period...........................................    6
     1. Contributions....................................................    6
     2. Guaranteed Interest Rates and Declared Interest Rates............    6
     3. Participants' Individual Account Values..........................    8
     4. Transfers from the General Account Option........................    8
     5. Transfers to the General Account Option..........................    8
     6. Surrenders.......................................................    8
       (a)  General......................................................    8
       (b) Payment of Full or Partial Surrenders.........................    8
       (c)  Contract Termination.........................................    9
     7. Experience Rating of the Contracts...............................   10
   B.  Annuity Period....................................................   10
 INVESTMENTS BY HARTFORD.................................................   11
 DISTRIBUTION OF THE CONTRACTS...........................................   11
 FEDERAL TAX CONSIDERATIONS..............................................   12
   A.  Taxation of Hartford..............................................   12
   B.  Information Regarding Deferred Compensation Plans for State and
    Local Governments....................................................   12
 HARTFORD LIFE INSURANCE COMPANY.........................................   12
   A.  Business of Hartford..............................................   12
   B.  Selected Financial Data...........................................   14
   C.  Management's Discussion and Analysis of Financial Condition and
    Results of Operation.................................................   15
 LEGAL OPINIONS..........................................................   29
 EXPERTS.................................................................   29
 APPENDIX A -- MARKET VALUE LUMP SUM OPTION..............................   30
 FINANCIAL STATEMENTS....................................................

                                    SUMMARY

    This Prospectus describes the General Account Option under Contracts issued in connection with Deferred Compensation Plans of tax-exempt and governmental employers. We issue the Contracts with respect to our Separate Accounts known as Hartford Life Insurance Company DC Variable Account-I ("DC-I") and a series of Hartford Life Insurance Company Separate Account Two ("DC-II"). Contributions to the General Account Option become a part of our company assets in our General Account. Contributions to the Contracts can also be allocated to one or more variable Sub-Accounts of the Separate Accounts. "Sub-Accounts" are divisions of a Separate Account. The Contracts and the Separate Accounts are described in a separate prospectus accompanying this Prospectus. All such prospectuses should be read carefully and retained for future reference.

    We credit interest on Contributions to the General Account Option during the Accumulation Period. We establish specified Guaranteed Interest Rates for the first five calendar years (a "Five Year Guarantee Period") for Contributions received during the calendar year in which the Contract is issued (the "First Calendar Year"). Before the start of each calendar year following the First Calendar Year, we establish Guaranteed Interest Rates for a Five Year Guarantee Period for Contributions received in such following year. We establish Guaranteed Interest Rates annually after each Five Year Guarantee Period.

    We can establish Declared Interest Rates in excess of any Guaranteed Interest Rates from time to time. Declared Interest Rates can apply to some or all of the values under the General Account Option for periods of time that we determine. The rates of interest credited will affect Participant Account values (see "The General Account Option -- Participant Account Values") and are used to determine amounts payable upon termination of the Contracts. (See, "Surrenders -- Contract Termination").

    Generally, we intend to invest the General Account assets attributable to the Contracts in investment grade securities. We have no specific formula for determining the rates of interest that we will establish as Declared Interest Rates or Guaranteed Interest Rates in the future. However, our determination generally will be affected by interest rates available on the types of debt instruments in which we intend to invest the proceeds attributable to the General Account Option. In addition, we can also consider various other factors in determining Declared and Guaranteed Interest Rates for a given period, including, regulatory and tax requirements; sales commission and administrative expenses borne by us; general economic trends; and competitive factors. (See, "Investments by Hartford").

    During the Accumulation Period, the Contract Owner may allocate all or a portion of a Participant's Account value held under the General Account Option to one or more of the variable Sub-Accounts of the Separate Account. We do not deduct Contingent Deferred Sales Charges on such transfers. However, there are restrictions which may limit the amount that may be so allocated and transfers may be deferred in certain cases. (See, "Transfers from the General Account Option"). Distributions from the General Account Option are generally made within a reasonable period of time after a request is received and reflect the full value of Participant's Account values less applicable charges described in the Contract prospectus. However, under certain conditions, distributions may be deferred or subject to a market value adjustment. (See, "Surrenders").

                           GLOSSARY OF SPECIAL TERMS

ACCUMULATION PERIOD: The period before the start of Annuity payments.

ACTIVE LIFE FUND: The sum of all Participant Account values under a Contract during the Accumulation Period.


ADMINISTRATIVE OFFICE: Located at 200 Hopmeadow Street, Simsbury, CT 06089. The mailing address for correspondence concerning this Contract is P.O. Box 1583, Hartford, CT 06144-1583, except for overnight or express mail packages, which should be sent to: Attention: IPD/Retirement Plan Solutions, 200 Hopmeadow Street, Simsbury, CT 06089.


ANNUITANT: The person on whose life Annuity payments are based.

ANNUITY: A series of payments for life or another designated period.

ANNUITY COMMENCEMENT DATE: The date we start to make Annuity payments to you.

ANNUITY PERIOD: The period during which we make Annuity payments to you.

CODE: The Internal Revenue Code of 1986, as amended.

COMMISSION: Securities and Exchange Commission.

CONTRACT OWNER: The Employer or entity owning the Contract.

CONTRACT YEAR: A period of 12 months beginning with the effective date of the Contract or with any anniversary of the effective date.

CONTRIBUTION(S): The amount(s) paid or transferred to us by the Contract Owner on behalf of Participants pursuant to the terms of the Contracts.

DATE OF COVERAGE: The date on which we receive the application on behalf of a Participant.

DECLARED INTEREST RATE(S): One or more rates of interest that we declare which will never be less than the Guaranteed Interest Rates and may apply to some or all of the Participant Account values allocated to the General Account Option for period(s) of time determined by us.

DEFERRED COMPENSATION PLAN: A plan established and maintained in accordance with the provisions of section 457 of the Code and the regulations issued thereunder.

EMPLOYER: A governmental or tax-exempt employer maintaining a Deferred Compensation Plan for its employees or other eligible persons.

GENERAL ACCOUNT: Our General Account that consists of all of our company assets.

GUARANTEED INTEREST RATE(S): The minimum rate(s) of interest to be credited on the General Account portion of the Active Life Fund, as set forth in the Contract.

HARTFORD (ALSO, "WE", "US" OR "OUR"): Hartford Life Insurance Company.

MARKET VALUE LUMP SUM OPTION: At Contract termination, a lump sum payment that is adjusted for the market value of the underlying assets as described under the formula under "The General Account Option -- The Accumulation Period -- Surrenders."

PARTICIPANT: A term used to describe, for record keeping purposes, any employee or other eligible person electing to participate in the Deferred Compensation Plan of the Employer/Contract Owner.

PARTICIPANT ACCOUNT: An account to which the General Account values and the Separate Account values held by the Contract Owner on behalf of Participant under the Contract are allocated.

PARTICIPANT'S CONTRACT YEAR: A period of twelve (12) months beginning with the Date of Coverage of a Participant and each successive 12-month period.

PLAN: The Deferred Compensation Plan of an Employer.

PREMIUM TAX: A tax charged by a state or municipality on premiums, purchase payments or Contract values.

SEPARATE ACCOUNTS: Our separate accounts called Hartford Life Insurance Company DC Variable Account-I ("DC-I") and a series of Hartford Life Insurance Company Separate Account Two ("DC-II").

SURRENDER: Any partial or complete withdrawal of Contract values.

                                  INTRODUCTION

    This Prospectus sets forth information you should know before you purchase or become a Participant in the General Account Option under Contracts. This Prospectus describes only the parts of the Contracts relating to the General Account Option. The Contracts also contain certain variable Separate Accounts. The Contracts and the Separate Accounts are described in a separate prospectus that accompanies this Prospectus. Please read them together and retain them for your records.

                           THE GENERAL ACCOUNT OPTION

    The General Account Option is available under Contracts issued in connection with a Deferred Compensation Plan of an Employer. The Contracts provide for both an Accumulation Period and an Annuity Period. During the Accumulation Period, the Employer can make Contributions to the General Account Option. Those Contributions, and the interest credited thereon, become part of our General Account. During the Annuity Period, Fixed or Variable Annuities can be purchased with Participant Account values. The operation of the Contract during the Annuity Period is described in the Contract prospectus accompanying this Prospectus.

A. THE ACCUMULATION PERIOD

  1. CONTRIBUTIONS

    Contract Owners and Participants may allocate Contributions and Contract values to the General Account Option.

  2. GUARANTEED INTEREST RATES AND DECLARED INTEREST RATES

    We credit interest on Contributions to the General Account Option during the Accumulation Period. We establish specified Guaranteed Interest Rates for the first five calendar years (a "Five Year Guarantee Period") for Contributions received during the calendar year in which the Contract is issued (the "First Calendar Year"). Before the start of each calendar year following the First Calendar Year, we establish Guaranteed Interest Rates for a Five Year Guarantee Period for Contributions received in such following year. The Guaranteed Interest Rates for a Five Year Guarantee Period may not be the same in each year.

    After each Five Year Guarantee Period, we establish Guaranteed Interest Rates annually (a "One Year Guarantee Period"). These one-year Guaranteed Interest Rates commence automatically at the end of a Five Year Guarantee Period and at the end of each subsequent One Year Guarantee Period. All Guaranteed Interest Rates and Declared Interest Rates are effective annual rates after taking into account daily compounding of interest.

    The following example is for illustrative purposes only. It contains hypothetical rates of interest. Actual Guaranteed Interest Rates for any given time may be more or less than those illustrated.

 - Example: A Contract is issued on July 1, 1999. At issue, we set the Guaranteed Interest Rates for calendar years 1999 through 2003 as follows:

                 GUARANTEED INTEREST RATE
                    (APPLICABLE TO 1999
CALENDAR YEAR         CONTRIBUTIONS)
---------------  -------------------------
   1999.....                 5.00%
   2000.....                 4.75%
   2001.....                 4.50%
   2002.....                 4.25%
   2003.....                 4.00%

    Assume that we receive Contributions of $1,000 during 1999 and that we receive Contributions of $1,500 during 2000. We will credit the 1999 Contributions of $1,000 with interest at a rate of at least 5.00% (i.e., the Guaranteed Interest Rate for 1999) for 1999. During 2000, we will credit the 1999 Contributions, along with the interest credited from 1999, with interest at a rate of at least 4.75% per year. Similarly, for calendar years 2001, 2002, and 2003, we will credit the 1999 Contributions, along with the interest credited from prior years, with interest at a rate of at least 4.50%, 4.25% and 4.00% per year respectively. At the end of 2003, we will set a one-year Guaranteed Interest Rate for 2004. We will follow this procedure for setting a one-year Guaranteed Interest Rate for each subsequent year.

    At the end of 1999, we will set the Guaranteed Interest Rates for calendar years 2000 through 2004 for the Contributions of $1,500 received in 2000. At the end of 2004 and annually thereafter, we will set one-year Guaranteed Interest Rates for the 2000 Contributions of $1,500 along with the interest that was credited on the $1,500 in prior years.

    We will follow the same procedure for contributions received in 2001 and later. At the end of each calendar year, we will set Guaranteed Interest Rates for each of the next five calendar years for the following year's Contributions. At the end of each Five Year Guarantee Period for a particular year's contributions, we will establish one-year Guaranteed Interest Rates annually.

    We can establish Declared Interest Rates in excess of any Guaranteed Interest Rates from time to time. Declared Interest Rates can apply to some or all of the values under the General Account Option for periods of time that we determine. For example, we could determine to declare an interest rate in excess of the otherwise applicable Guaranteed Interest Rate(s) for a nine month period, and applicable only to Participant Account values attributable to Contributions received in a particular time period. The rates of interest credited will affect Participant Account values (see "Participants Account Values," below) and are used to determine amounts payable upon termination of the Contracts (See, "Surrenders -- Contract Termination"). We will provide the Contract Owner with written notification of the Declared Interest Rate and the values to which the Declared Interest Rate will apply.

    We have no specific formula for determining the rates of interest that we will establish as Declared Interest Rates or Guaranteed Interest Rates in the future. However, our determination generally will be affected by interest rates available on the types of debt instruments in which we intend to invest the proceeds attributable to the General Account Option. In addition, we can also consider various other factors in determining Declared and Guaranteed Interest Rates for a given period, including, regulatory and tax requirements; sales commission and administrative expenses borne by us; general economic trends; and competitive factors. (See, "Investments by Hartford"). WE WILL MAKE THE FINAL DETERMINATION AS TO ANY DECLARED INTEREST RATES AND ANY GUARANTEED INTEREST RATES IN EXCESS OF THE CONTRACTUALLY GUARANTEED RATE. WE CANNOT PREDICT NOR CAN WE GUARANTEE THE RATES OF ANY FUTURE DECLARED INTEREST OR GUARANTEED INTEREST RATES IN EXCESS OF THE CONTRACTUALLY GUARANTEED RATE.

  3. PARTICIPANT ACCOUNT VALUES

    We credit interest on Participant Account values held under the General Account Option at rates at least equal to the applicable Guaranteed Interest Rates. We allocate Contributions to Participant Accounts, and begin crediting interest as of the date we receive the Contribution at our Administrative Office. We credit interest to Participant Account values daily.

  4. TRANSFERS FROM THE GENERAL ACCOUNT OPTION

    The Contract Owner may transfer Participant Account values held in the General Account Option to one or more of the Sub-Accounts of the Separate Accounts under the Contract. The charges for transfers are described in the prospectus for the Contracts which accompanies this Prospectus. We do not deduct Contingent Deferred Sales Charges when a transfer is made to the Separate Accounts.

    All transfers are made on a last in, first out basis. This means the portion of a Participant Account attributable to older Contributions or transfers will be transferred only after the portion attributable to the most recent Contribution or transfer has been transferred.

    The right to transfer Contract values is subject to our right to limit any such transfer in any calendar year, to one-sixth ( 1/6) of the Participant Account value under the General Account Option under the Contract as of the end of the preceding calendar year. (See "Surrenders").


    Transfers of assets presently held in the General Account Option, or that were held in the General Account Option at any time during the preceding three month period to the Hartford Money Market HLS Sub-Account are prohibited. Similarly, transfers of assets presently held in the Hartford Money Market HLS Sub-Account or which were held in such Sub-Account or the General Account Option during the preceding three months, to the General Account Option are prohibited.


  5. TRANSFERS TO THE GENERAL ACCOUNT OPTION

    You can transfer Participant Account values from a Separate Account to the General Account Option at any time. The charges for transfers are described in the Contract prospectus that accompanies this Prospectus. We do not deduct Contingent Deferred Sales Charges when a transfer is made. We will treat such transfers like Contributions to the General Account Option on the date of such transfer.

  6. SURRENDERS

    (A) GENERAL

        Subject to the termination provisions described below, the Contract Owner can request a full or partial Surrender of Participant Account values, less any Contingent Deferred Sales Charge, at any time. However, if the sum of all Surrenders and transfers from the General Account Option in a calendar year, including the currently requested Surrender, exceeds one-sixth ( 1/6) of the aggregate values held in the General Account Option under the Contract at the end of the preceding calendar year, we reserve the right to defer Surrenders in excess of the limit to the next calendar year. At such time, unless we are directed in writing otherwise, deferred Surrenders will be made in the order originally received up to the limit, if applicable. We will use this method until all Surrenders have been satisfied.

    (B) PAYMENT OF FULL OR PARTIAL SURRENDERS (PARTICIPANT ACCOUNT ONLY)

        In the event of a partial Surrender of a Participant's Account, we will pay the requested value less any applicable Contingent Deferred Sales Charge. We will make all partial Surrenders of a Participant Account on a last in, first out basis. This means the portion of your Participant Account attributable to your most recent Contribution (or transfer) will be Surrendered first. In the event of a full Surrender of a Participant Account, we will pay the account value less any applicable Premium Tax not previously deducted, the Annual Maintenance Fee and applicable Contingent Deferred Sales Charges.

    CONTINGENT DEFERRED SALES CHARGES: We deduct a Contingent Deferred Sales Charge ("Sales Charge") from Surrenders of or from the Contract. THE AMOUNT OF THE SALES CHARGE DEPENDS ON THE SALES CHARGE SCHEDULE IN THE CONTRACT. THERE ARE FOUR SEPARATE GROUP VARIABLE ANNUITY CONTRACTS WITH DIFFERENT SALES CHARGE SCHEDULES, AS SHOWN BELOW. THE SALES CHARGE UNDER EACH DEPENDS ON the number of Participant's Contract Years completed with respect to a Participant's Account before the Surrender. The Sales Charge is a percentage of the amount Surrendered.


PARTICIPANT'S CONTRACT YEARS                                                                           SALES CHARGE
---------------------------------------------------------------------------------------------------  -----------------
During the First through the Eighth Year...........................................................             5%
During the Ninth through Fifteenth Year............................................................             3%
Sixteenth Year and thereafter......................................................................             0%

PARTICIPANT'S CONTRACT YEARS                                                                           SALES CHARGE
---------------------------------------------------------------------------------------------------  -----------------
During the First through the Sixth Year............................................................             7%
During the Seventh through Twelfth Year............................................................             5%
Thirteenth Year and thereafter.....................................................................             0%

PARTICIPANT'S CONTRACT YEARS                                                                           SALES CHARGE
---------------------------------------------------------------------------------------------------  -----------------
During the First through the Sixth Year............................................................             5%
During the Seventh through Eight Year..............................................................             4%
During the Ninth through Tenth Year................................................................             3%
During the Eleventh through Twelfth Year...........................................................             2%
Thirteenth Year and thereafter.....................................................................             0%

PARTICIPANT'S CONTRACT YEARS                                                                           SALES CHARGE
---------------------------------------------------------------------------------------------------  -----------------
During the First through the Second Year...........................................................             5%
During the Third through Fourth Year...............................................................             4%
During the Fifth Year..............................................................................             3%
During the Sixth Year..............................................................................             2%
During the Seventh Year............................................................................             1%
Eighth Year and thereafter.........................................................................             0%

    We may reduce the amount or term of the Sales Charge (see "Experience Rating under the Contracts"). The Sales Charge will never exceed 8.5% of aggregate Contributions to a Participant's Account. Please consult the prospectus for the related group variable annuity contract and the Separate Account for applicable Sales Charges.

    (C) CONTRACT TERMINATION (CONTRACT OWNERS ONLY)

        If the Contract Owner requests a full Surrender of the Contract or of all Contract values held in the General Account Option, the Contract Owner may select one of the two optional methods of payment, as described below. The terms utilized have the following meanings:

i          =          the rate of interest (expressed as a percent, e.g. .05 = 5%) to be credited, subject to a minimum rate of 0% and a maximum rate of B%.

A          =          The weighted average interest rate (expressed as a decimal, e.g. 1% = .01) being credited under the General Account Option as of the date of termination.

B          =          The average yield (expressed as decimal, e.g. 1% = .01) for the month prior to the date of termination of the higher of the Salomon Brothers weekly index of new
                      Long Term Public Utilities rated Aa by Moody's Investors Services, Inc. and the
                      Salomon Brothers weekly Index of Current Coupon 30 year Federal National Mortgage
                      Association Securities, or their equivalents.

    (i) BOOK VALUE SPREAD OPTION (PERIODIC PAYMENT NOT TO EXCEED FIVE YEARS):

    Under this option, we will pay an amount equal to the Contract values held in the General Account Option less applicable Premium Taxes, any Annual Maintenance Fee and applicable Sales Charges. We reserve the right to make such payment in level annual installments over a period not to exceed five years from the date of the request, in which event interest will be credited on the unpaid balance at a rate per annum produced by the following formula:

                           i = (A - 2(B - A)) - .005

 - Example: If A = 6% and B = 7%, then interest on the unpaid balance would be paid at a rate of (.06 - 2(.07 - .06)) - .005 or 3.5%

    This formula may result in an interest rate that is less than the weighted average interest rate being credited under the General Account Option as of the date of termination.

    (ii) MARKET VALUE LUMP SUM OPTION:

    Under this option, we will pay a lump sum amount equal to the Contract values held in the General Account Option, less any applicable Sales Charges, Annual Maintenance Fee, and Premium Taxes multiplied by the appropriate market value factor. The amount payable on Surrender may be adjusted down by application of the market value adjustment. This market value factor is determined as follows:

    (a) if B is greater than A, the market value factor equals 1 - (6(B - A)) or,

    (b) if A is greater than B, the market value factors equals 1.00

 - Example: If A = 7% and B = 9%, then the market value factor would be 1 - (6(.09 - .07)) = .88.

    Under this option, it is possible that the amount payable on surrender would be more or less than your contribution(s).

    Additional examples of both optional methods of payment are contained in Appendix A.

  7. EXPERIENCE RATING UNDER THE CONTRACTS:

    We may apply experience credits under a Contract based on investment, administrative, mortality or other factors, including, but not limited to (1) the total number of Participants, (2) the sum of all Participants' Account values, (3) the allocation of Contract values between the General Account and the Separate Accounts under the Contract, (4) present or anticipated levels of Contributions, distributions, transfers, administrative expenses or commissions, and (5) whether we are the exclusive annuity contract provider. Experience credits can take the form of a reduction in the deduction for mortality, expense risk and administrative undertakings, a reduction in the term or amount of any applicable Sales Charges, an increase in the rate of interest credited under the Contract, a payment to be allocated as directed by the Contract Owner, or any combination of the foregoing. We may apply experience credits either prospectively or retrospectively. We may apply and allocate experience credits in such manner as we deem appropriate. Any such credit will not be unfairly discriminatory against any person, including the affected Contract Owners or Participants. Experience credits have been given in certain cases. Participants in Contracts receiving experience credits will receive notification regarding such credits. Experience credits may be discontinued at our sole discretion in the event of a change in applicable factors.

B. ANNUITY PERIOD

    We will normally make payments within 15 business days after we have received a claim for settlement or any other later specified date. We will make subsequent annuity payments on the anniversaries of the first payment.

    The prospectus for the Contract and the Separate Account(s) accompanying this Prospectus more fully describes the Annuity Period and the Annuity Payment Options under the Contracts.

                            INVESTMENTS BY HARTFORD


    Assets of Hartford must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. (See page 22 for percentage breakdown of Hartford's investments.)


    Contract reserves will be accounted for in a non-unitized separate account. Contract Owners have no priority claims on assets accounted for in this separate account. All assets of Hartford, including those accounted for in this separate account, are available to meet the guarantees under the Contracts and are available to meet the general obligations of Hartford.


    Nonetheless, in establishing Guaranteed Rates and Declared Rates, Hartford intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. (See "Guaranteed Interest Rates and Declared Interest Rates"). Hartford's investment strategy with respect to the proceeds attributable to the Contracts will generally be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.


    Investment-grade debt instruments in which Hartford intends to invest the proceeds from the Contracts include:

    - Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

    - Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or
      BBB) or any other nationally recognized rating service.

    - Other debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies and corporations, which obligations, although not rated by Moody's Investors Services, Inc. or Standard & Poor's Corporation are deemed by Hartford's management to have an investment quality comparable to securities which may be purchased as stated above.

    While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds attributable to the Contract according to any particular strategy, except as may be required by Connecticut and other state insurance laws.

                         DISTRIBUTION OF THE CONTRACTS

    Hartford Securities Distribution Company, Inc. ("HSD") serves as Principal Underwriter for the securities issued with respect to the General Account Option. HSD is an affiliate of Hartford. The Hartford Financial Services Group, Inc ultimately controls both HSD and Hartford. The principal business address of HSD is the same as that of Hartford.

    The securities will be sold by salespersons of HSD who represent Hartford as insurance and variable annuity agents and who are registered representatives or Broker-Dealers who have entered into distribution agreements with HSD.

    HSD is registered with the Commission under the Securities Exchange Act of 1934 as a Broker-Dealer and is a member of the National Association of Securities Dealers, Inc.

    Broker-dealers or financial institutions are compensated according to a schedule set forth by HSD and any applicable rules or regulations for variable insurance compensation. Compensation is generally based on premium payments made by policyholders or contract owners. This compensation is usually paid from the sales charges described in this Prospectus.

    In addition, a broker-dealer or financial institution may also receive additional compensation for, among other things, training, marketing or other services provided. HSD, its affiliates or Hartford may also make compensation arrangements with certain broker-dealers or financial institutions based on total sales by the broker-dealer or financial institution of insurance products. These payments, which may be different for different broker-dealers or financial institutions, will be made by HSD, its affiliates or Hartford out of their own assets and will not affect the amounts paid by the policyholders or contract owners to purchase, hold or surrender variable insurance products.

                           FEDERAL TAX CONSIDERATIONS

A. TAXATION OF HARTFORD

    We are taxed as life insurance company under the Internal Revenue Code of 1986, as amended. We own the assets of the General Account attributable to the Contracts. The income earned on these assets will be our income.

B. INFORMATION REGARDING DEFERRED COMPENSATION PLANS FOR STATE AND LOCAL GOVERNMENTS

    The tax treatment of Contributions and distributions under the Contracts issued to Employers which are state and local governments is briefly described the prospectus for the Contracts and the Separate Accounts accompanying this Prospectus.

                        HARTFORD LIFE INSURANCE COMPANY

A. BUSINESS OF HARTFORD LIFE INSURANCE COMPANY
ORGANIZATION

    Hartford Life Insurance Company ("Hartford") is a stock life insurance company engaged in the business of writing life insurance, both individual and group, in all states of the United States and the District of Columbia. Hartford was originally incorporated under the laws of Massachusetts on June 5, 1902, and was subsequently redomiciled to Connecticut. Its offices are located in Simsbury, Connecticut; however, its mailing address is P.O. Box 2999, Hartford, CT 06104-2999.


    Hartford and its subsidiaries is a direct subsidiary of Hartford Life and Accident Insurance Company (HLA), a wholly-owned subsidiary of Hartford Life, Inc. ("Hartford Life"). Hartford and its subsidiaries, together with HLA, provide (i) investment products, such as annuities, including individual variable annuities and fixed market value adjusted (MVA) annuities, deferred compensation and retirement plan services and mutual funds for the savings and retirement needs of over 1 million customers, (ii) life insurance for income protection and estate planning to approximately 500,000 customers, (iii) employee benefits products such as group life and group disability insurance for the benefit of millions of individuals that is directly written by Hartford and is substantially ceded to its parent, HLA, and (iv) corporate owned life insurance. According to the latest publicly available data, with respect to the United States, Hartford, along with its parent, is the largest writer of individual variable annuities based on sales for the year ended December 31, 1998


    Hartford is rated A+ (superior) by A.M. Best and Company, Inc. on the basis of its financial soundness and operating performance. Hartford is rated AA by Standard & Poor's Corporation and AA+ by Duff and Phelps, on the basis of its claims paying ability. These ratings do not apply to the investment performance of the Sub-Accounts of the Separate Accounts. The ratings apply to Hartford's ability to meet its insurance obligations including those described in this Prospectus.


    In the past year, Hartford's total assets increased 21% to $118.3 billion and total stockholder's equity was $2.7 billion as of December 31, 1998. In addition, Hartford generated $4.0 billion in revenues and $350 in net income in 1998. Hartford's return on shareholder's equity, excluding net unrealized capital gains on securities, was 15.0% in 1998.


    The reportable segments of the Company and its subsidiaries are:


Investment Products
Individual Life
Corporate Owned Life Insurance ("COLI")



    Hartford includes in "Other" corporate items not directly allocable to any of its reportable segments as well as certain employee benefits including grouplife and disability insurance that is directly written by Hartford and is substantially ceded to its parent, HLA. The following is a description of each segment. Additional information on Hartford's segments may be found in the Management Discussion and Analysis.



    Revenue, income before income tax expense and assets by reportable segment are set forth in Note 13 in Notes to Consolidated Financial Statements.


BRIEF DESCRIPTION OF REPORTABLE SEGMENTS


  INVESTMENT PRODUCTS



    The Investment Products segment focuses on the savings and retirement needs of the growing number of individuals who are preparing for retirement or have already retired through the sale of individual annuities and other investment products. The individual annuity products offered include individual variable annuities, fixed MVA annuities and fixed and variable immediate annuities. The other investment products offered include deferred compensation and retirement plan services for municipal governments, teachers, hospitals and corporations; structured settlement contracts and other special purpose annuity contracts; investment management services, and mutual funds. From 1994 to 1998 this segment's separate account assets grew to $74.5 billion from $21.4 billion, a compounded annual growth rate of 37%. Investment Products generated revenues of $1.8 billion and $1.5 billion in 1998 and 1997, respectively. Net income in the Investment Products segment was $270 in 1998, a 31% increase over 1997.



    Hartford is the market leader in the annuity industry and was the number one writer of individual variable annuities for the years ended December 31, 1998 and 1997, with total individual annuity sales of $10.0 billion and $10.2 billion, respectively. Hartford sells both variable and fixed individual annuity products, through a wide distribution network of national and regional broker-dealer organizations, banks and other financial institutions and independent financial advisors. Individual variable annuity sales were $9.9 billion and $9.7 billion in 1998 and 1997, respectively.



    Hartford's total account value related to individual annuity products was $70.8 billion as of December 31, 1998. Of the total account value, $62.2 billion, or 88%, related to individual variable annuity products and $8.6 billion, or 12%, related primarily to fixed MVA annuity products.



    Hartford is among the top providers of retirement products and services, including asset management and plan administration, to municipalities pursuant to Section 457 and plans to corporations under Section 401(k) of the Internal Revenue Code of 1986, as amended (herein after referred to as "Section 457" and "Section 401(k)", respectively). Hartford presently administers over 1,200
Section 457 plans and over 750 Section 401(k) plans. Hartford also provides products and services to plans created under Section 403(b) of the Internal Revenue Code of 1986.

  INDIVIDUAL LIFE



    The Individual Life segment, which focuses on the high end estate and business planning markets, sells a variety of products including variable life, universal life, interest-sensitive whole life and term life insurance. Hartford's in force block also includes whole life, which was sold in prior years, and modified guaranteed whole life, which was acquired from Fidelity Bankers Life Insurance Company in 1993 and Pacific Standard Life Insurance Company in 1994. Life insurance in force increased to $61.1 billion from $55.4 billion as of December 31, 1998 and 1997, respectively, and account value grew 19% to $4.5 billion in 1998 from $3.8 billion in 1997. The Individual Life segment generated revenues of $543 and $487 in 1998 and 1997, respectively. Net income in the Individual Life segment was $64 in 1998, a 16% increase over 1997.



  CORPORATE OWNED LIFE INSURANCE ("COLI")



    Hartford is a leader in the COLI market, which includes life insurance policies purchased by a company on the lives of its employees, with the company named as the beneficiary under the policy. Until the Health Insurance Portability Act of 1996 (HIPA Act of 1996), Hartford sold two principal types of COLI, leveraged and variable products. Leveraged COLI is a fixed premium life insurance policy owned by a company or a trust sponsored by a company. The HIPA Act of 1996 phased out the deductibility of interest on policy loans under leveraged COLI at the end of 1998, thus virtually eliminating all future sales of leveraged COLI. Variable COLI continues to be a product used by employers to fund non-qualified benefits or other post-employment benefit liabilities. Products marketed in this segment also include coverage owned by employees under business sold through corporate sponsorship. During 1998, Hartford recorded $4.1 billion of deposits of new variable COLI business, increasing variable COLI account value to $13.0 billion as of December 31, 1998 compared to $8.5 billion as of December 31, 1997.



    In November 1998, Hartford recaptured an in force block of leveraged COLI business from MBL Life Assurance Co. of New Jersey (MBL Life). The transaction was consummated through the assignment of a reinsurance arrangement between Hartford and MBL Life to a Mutual Benefit Life subsidiary. Life originally assumed the life insurance block in 1992 from Mutual Benefit Life Insurance Company (Mutual Benefit Life), which was placed in court-supervised rehabilitation in 1991, and reinsured a portion of those polices back to MBL Life. MBL Life, previously a Mutual Benefit Life subsidiary, operates under the Rehabilitation Plan for Mutual Benefit Life. Primarily as a result of this transaction, leveraged COLI account value increased to $7.4 billion as of December 31, 1998 compared to $3.8 billion as of December 31, 1997. This also impacted COLI revenues, which were $1.6 billion and $980 in 1998 and 1997, respectively. COLI segment earnings, however, declined 11%, to $24 in 1998, due to reduced profits on the block of leveraged COLI Hartford had prior to the HIPA Act of 1996.


B. SELECTED FINANCIAL DATA


    The following selected financial data for Hartford, its subsidiaries and affiliated companies should be read in conjunction with the consolidated financial statements and notes thereto included in this Prospectus.

                              STATEMENT OF INCOME


                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------------------------
                                             1998       1997       1996       1995       1994       1993       1992
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------

REVENUES

  Premiums and other considerations......  $   2,218  $   1,637  $   1,705  $   1,487  $   1,100  $     747  $     259

  Net investment income..................      1,759      1.368      1,397      1,328      1,292      1,051        907

  Net realized (losses) gains............         (2)         4       (213)       (11)         7         16          5

    Total Revenues.......................      3,975      3,009      2,889      2,804      2,399      1,814      1,171

BENEFITS, CLAIMS AND EXPENSES

  Benefits, claims and claim adjustment
    expenses.............................      1,911      1,379      1,535      1,422      1,405      1,046        797

  Amortization of deferred policy
    acquisition costs....................        431        335        234        199        145        113         55

  Dividends to policyholders.............        329        240        635        675        419        227         47

  Other insurance expenses...............        766        586        427        317        227        210        138

    Total Benefits, Claims and
      Expenses...........................      3,437      2,540      2,831      2,613      2,196      1,596      1,037

  Income before income tax expense.......        538        469         58        191        203        218        134

  Income tax expense.....................        188        167         20         62         65         75         45

  Income before cumulative effect of
    changes in accounting principles.....        350        302         38        129        138        143         89

  Cumulative effect of changes in
    accounting principles net of tax
    benefits of $7.......................         --         --         --         --         --         --        (13)

  NET INCOME.............................  $     350  $     302  $      38  $     129  $     138  $     143  $      76


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(DOLLAR AMOUNTS IN MILLIONS, EXCEPT FOR SHARE DATA, UNLESS OTHERWISE STATED)

    Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Consolidated Financial Statements and related Notes beginning on page F-1.

    Certain statements contained in this discussion, other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty which are, in many instances, beyond the Company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Hartford Life Insurance Company and subsidiaries ("Hartford Life Insurance Company" or the "Company"). There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on Hartford Life Insurance Company will be those anticipated by management. Actual results could differ materially from those expected by the Company, depending on the outcome of certain factors, including those described in the forward-looking statements.

    Certain reclassifications have been made to prior year financial information to conform to the current year presentation.

CONSOLIDATED RESULTS OF OPERATIONS

    Hartford Life Insurance Company is a leading financial services and insurance company providing investment products such as variable and fixed annuities, retirement plan services and mutual funds; individual and corporate owned life insurance; and employee benefit products such as group life and disability insurance that is directly written by the Company and is substantially ceded to its parent, Hartford Life and Accident Insurance Company
(HLA).

    The Company derives its revenues principally from: (a) asset management fees on separate accounts and mutual fund assets and mortality and expense fees; (b) net investment income on general account assets; and, (c) certain other fees earned by the Company. Asset management fees and mortality and expense fees are primarily generated from separate account assets which are deposited with the Company through the sale of variable annuity and variable life products and from mutual fund sales. The Company's operating expenses primarily consist of interest credited to policyholders on general account liabilities, insurance benefits provided, dividends to policyholders, costs of selling and servicing the various products offered by the Company, and other general business expenses. Hartford Life Insurance Company's profitability depends largely on the amount of assets under management, the adequacy of product pricing and underwriting discipline, and its ability to earn target spreads between earned investment rates on general account assets and credited rates to customers.

OPERATING SUMMARY

                                                                                                 1998       1997
                                                                                               ---------  ---------
Total revenues...............................................................................  $   3,975  $   3,009
Total expenses...............................................................................      3,625      2,707
                                                                                               ---------  ---------
  NET INCOME.................................................................................  $     350  $     302
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    Hartford Life Insurance Company has the following reportable segments:
Investment Products, Individual Life and Corporate Owned Life Insurance (COLI). The Company reports in "Other" corporate items not directly allocable to any of its segments, as well as certain employee benefits including group life and disability insurance that is directly written by the Company and is substantially ceded to it's parent, HLA. For information regarding the Company's reportable segments as they relate to SFAS No. 131, see Note 13 of Notes to Consolidated Financial Statements.

    Revenues increased $966, or 32%, to $4.0 billion in 1998 from $3.0 billion in 1997. The increase was due in part to the continued growth in revenues in Investment Products of $269 and Individual Life of $56 as a result of higher aggregate fees earned on growth in account values due to strong sales and equity market appreciation. Additionally, COLI revenues increased $587 primarily due to the recapture of an in force block of COLI business (referred to as "MBL Recapture") previously ceded to MBL Life Assurance Co. of New Jersey (MBL Life) transacted in the fourth quarter 1998.

    Total benefits, claims and expenses increased $897, or 35%, to $3.4 billion in 1998 from $2.5 billion in 1997. Benefits, claims and claim adjustment expenses increased $532 and dividends to policyholders increased $89 which were primarily attributable to the COLI segment where benefits, claims and claim adjustment expenses increased $485 and dividends to policyholders increased $89 primarily related to the MBL Recapture. In addition, increased benefits, claims and claim adjustment expenses in Individual Life of $20 was associated with the growth in this segment. Higher amortization of deferred policy acquisition costs
(DPAC) of $96 in 1998 was a result of the large volume of sales in Investment Products and Individual Life in the past several years. Also, other expenses increased $180 in 1998 as a result of higher commissions and operating expenses in Investment Products primarily related to the growth in this segment.

    Net income totaled $350 in 1998 as compared to $302 in 1997. The improvement in earnings was primarily driven by higher aggregate fee income earned on growth in the Company's account values due to strong sales and equity market appreciation in Investment Products and Individual Life.

OUTLOOK

    Management believes that it has developed and implemented strategies to maintain and enhance its position as a market leader within the financial services industry and continue the Company's asset growth. Hartford Life Insurance Company's strong market position in each of its primary businesses, coupled with the growth potential management believes exists in its markets, provides opportunities to increase sales of the Company's products and services as individuals increasingly save and plan for retirement and prepare their estates for an efficient transfer of wealth between generations.

    Certain proposed legislative initiatives which could impact Hartford Life Insurance Company are discussed in the Regulatory Initiatives and Contingencies section.

SEGMENT RESULTS

    Below is a summary of net income (loss) by segment.

                                                                                                      1998       1997
                                                                                                    ---------  ---------
Investment Products...............................................................................  $     270  $     206
Individual Life...................................................................................         64         55
Corporate Owned Life Insurance....................................................................         24         27
Other.............................................................................................         (8)        14
                                                                                                    ---------  ---------
  NET INCOME......................................................................................  $     350  $     302
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

    A description of each segment as well as an analysis of the operating results summarized above is included on the following pages.

INVESTMENT PRODUCTS
OPERATING SUMMARY

                                                                                                 1998       1997
                                                                                               ---------  ---------
Total revenues...............................................................................  $   1,779  $   1,510
Total expenses...............................................................................      1,509      1,304
                                                                                               ---------  ---------
  NET INCOME.................................................................................  $     270  $     206
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    The Investment Products segment focuses on the savings and retirement needs of the growing number of individuals who are preparing for retirement or have already retired through the sale of individual annuities and other investment products. The individual annuity products offered include individual variable annuities, fixed market value adjusted (MVA) annuities and fixed and variable immediate annuities. The other investment products offered include retail mutual funds, deferred compensation and retirement plan services for municipal governments, teachers, hospitals and corporations; structured settlement contracts and other special purpose annuity contracts; and, investment management services. The Company sells both variable and fixed individual annuity products, through a wide distribution network of national and regional broker-dealer organizations, banks and other financial institutions, and independent financial advisors. The Company, along with its parent, was ranked the number one writer of individual variable annuities in the United States for 1998 according to Variable Annuity and Research Data Service (VARDS) and the number one seller of individual variable annuities through banks, according to Kenneth Kehrer and Associates.

    Revenues increased $269, or 18%, to $1.8 billion in 1998 from $1.5 billion in 1997. Driven primarily by the individual annuity operation, this improvement was a result of higher aggregate fees earned on growth in account values due to strong net cash flow resulting from a high volume of sales and favorable persistency as well as significant equity market appreciation in the Company's separate accounts. Fee income related to individual variable annuity products increased $236 as related average account values grew $14.9 billion, or 38%, to $54.6 billion in 1998 from $39.7 billion in 1997. This growth was a result of strong individual variable annuity sales of $9.9 billion in 1998 as well as equity market appreciation. In addition, fee income from other investment products increased $60 primarily as a result of growth in the Company's mutual fund operations, where assets under management increased $1.5 billion in 1998 to $2.5 billion as compared to $972 in 1997.

    Total benefits, claims and expenses increased $171, or 14%, to $1.4 billion in 1998 from $1.2 billion in 1997 as a result of the continued growth in this segment. Other expenses increased $102 in 1998 as compared to 1997 primarily due to growth in the mutual funds and individual annuity operations. Amortization of DPAC grew $76 primarily due to individual annuity products as sales remained strong. A 38% growth in average variable annuity account value in 1998, coupled with a reduction in individual annuity operating expenses as a percentage of total individual annuity account value to 23 basis points in 1998 from 25 basis points in 1997, contributed to the increase in net income of $64, or 31%, to $270 in 1998 from $206 in 1997.

OUTLOOK

    The market for retirement products continues to expand as individuals increasingly save and plan for retirement. Demographic trends suggest that as the baby boom generation matures, a significant portion of the United States population will allocate a greater percentage of their disposable incomes to saving for their retirement years due to uncertainty surrounding the Social Security system and increases in average life expectancy. As this market grows, particularly for variable annuities and mutual funds, new companies are continually entering the market and aggressively seeking distribution capabilities and pursuing market share. This trend is not expected to subside particularly in light of pending legislation to deregulate the financial services industry.

    Management believes that it has developed and implemented strategies to maintain and enhance its position as a market leader in the financial services industry.

INDIVIDUAL LIFE
OPERATING SUMMARY

                                                                                                      1998       1997
                                                                                                    ---------  ---------
Total revenues....................................................................................  $     543  $     487
Total expenses....................................................................................        479        432
                                                                                                    ---------  ---------
  NET INCOME......................................................................................  $      64  $      55
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

    The Individual Life segment, which focuses on the high end estate and business planning markets, sells a variety of life insurance products, including variable life, universal life, interest-sensitive whole life and term life insurance.

    Revenues in 1998 increased $56, or 11%, to $543 from $487 in 1997, reflecting the impact of applying cost of insurance charges and variable life fees on the growing block of variable life insurance. Variable life average account values increased $562, or 67%, to $1.4 billion in 1998 from $840 in 1997 due to strong sales and equity market appreciation. In 1998, higher variable life sales of $29, or 30%, constituted the majority of increased total sales over 1997. Total benefits, claims and expenses increased $42, or 10%, to $444 in 1998 from $402 in 1997. This increase was the result of an increase in amortization of DPAC of $22 and benefits, claims and claim adjustment expenses of $20 in 1998 related to the growth in this segment. As a result of growth in account values, primarily variable life, net income increased $9, or 16%, in 1998 as compared to 1997.

OUTLOOK

    Management believes that the Company's strong market position will provide opportunities for growth in this segment as individuals increasingly prepare their estates for an efficient transfer of wealth between generations.

CORPORATE OWNED LIFE INSURANCE (COLI)
OPERATING SUMMARY

                                                                                                   1998       1997
                                                                                                 ---------  ---------
Total revenue..................................................................................  $   1,567  $     980
Total expenses.................................................................................      1,543        953
                                                                                                 ---------  ---------
  NET INCOME...................................................................................  $      24  $      27
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    Hartford Life Insurance Company is a leader in the COLI market, which includes life insurance policies purchased by a company on the lives of its employees, with the company named as the beneficiary under the policy. Until the Health Insurance Portability and Accountability Act of 1996 (HIPA Act of 1996), the Company sold two principal types of COLI business, leveraged and variable products. Leveraged COLI is a fixed premium life insurance policy owned by a company or a trust sponsored by a company. The HIPA Act of 1996 phased out the deductibility of interest on policy loans under leveraged COLI at the end of 1998, virtually eliminating all future sales of this product. Variable COLI continues to be a product used by employers to fund non-qualified benefits or other post-employment benefit liabilities. Products marketed in this segment also include coverage owned by employees under business sold through corporate sponsorship.

    Revenues in this operation increased $587, or 60%, to $1.6 billion in 1998 from $980 in 1997. This increase was primarily related to the recapture of an in force block of COLI business, previously ceded to MBL Life, which was transacted in the fourth quarter 1998. (For additional information, see "MBL Recapture" under the Capital Resources and Liquidity section.) The MBL Recapture, which was retroactive to January 1, 1998, resulted in an increase in COLI revenues of $624 and is comprised of $245 of premiums and other considerations and $379 of net investment income. Higher fee income on the segment's growing block of variable COLI account values also contributed to the increase in revenues. Partially offsetting these increases was a decline in premiums and other considerations on leveraged COLI as that block of business continues to decline due to the implications of the HIPA Act of 1996 (discussed above).

    Benefits, claims and expenses increased $593, or 63%, to $1.5 billion in 1998 from $938 in 1997. The MBL Recapture resulted in an increase in benefits, claims and expenses of $624 and is comprised of $478 of benefits, claims and other expenses and $146 of dividends to policyholders. The increase in benefits, claims and expenses was also a result of the growth in the segment's variable COLI block of business which was partially offset by a decrease in benefits, claims and expenses related to leveraged COLI.

    Net income declined $3, or 11%, to $24 in 1998 from $27 in 1997 as the growth in the Company's variable COLI business was offset by the declining block of leveraged COLI the Company had prior to passage of the HIPA Act of 1996. The MBL Recapture had no impact on earnings in 1998.

OUTLOOK

    The focus of this segment is variable COLI which continues to be a product generally used by employers to fund non-qualified benefits or other post-employment benefit liabilities. The leveraged COLI product has been an important contributor to Hartford Life Insurance Company's profitability in recent years and will continue to contribute to the profitability of Hartford Life Insurance Company in the future, although the level of profit is expected to decline. COLI is subject to a changing legislative and regulatory environment that could have a material adverse affect on its business.

    Certain proposed legislative initiatives which could impact Hartford Life Insurance Company are discussed in the Regulatory Initiatives and Contingencies section.

INVESTMENTS
GENERAL

    The Company's investments are managed by its investment strategy group which consists of a risk management unit and a portfolio management unit and reports directly to senior management of the Company. The risk management unit is responsible for monitoring and managing the Company's asset/ liability profile and establishing investment objectives and guidelines. The portfolio management unit is responsible for determining, within specified risk tolerances and investment guidelines, the appropriate asset allocation, duration, and convexity characteristics of the Company's general account and guaranteed separate account investment portfolios. The Hartford Investment Management Company, a wholly owned subsidiary of The Hartford Financial Services Group, Inc., executes the investment plan of the investment strategy group including the identification and purchase of securities that fulfill the objectives of the strategy group.

    The primary investment objective of the Company's general account and guaranteed separate accounts is to maximize after-tax returns consistent with acceptable risk parameters (including the management of the interest rate sensitivity of invested assets relative to that of policyholder obligations). The Company does not hold any financial instruments purchased for trading purposes. The Company is exposed to two primary sources of investment risk: credit risk, relating to the uncertainty associated with an obligor's continued ability to make timely payment of principal and/or interest, and interest rate risk, relating to the market price and/or cash flow variability associated with changes in market yield curves. See "Investment Risk Management" for further discussion of the Company's approach to managing these investment risks.

    The Company's separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts totaling $80.6 billion and $58.6 billion as of December 31, 1998 and 1997, respectively wherein the policyholder assumes substantially all the investment risk and reward, and guaranteed separate accounts totaling $9.7 billion and $10.5 billion as of December 31, 1998 and, 1997, respectively, wherein Hartford Life Insurance Company contractually guarantees either a minimum return or account value to the policyholder. Non-guaranteed separate account products include variable annuities, variable life insurance contracts and COLI. Guaranteed separate account products primarily consist of modified guaranteed individual annuities and modified guaranteed life insurance and generally include market value adjustment features to mitigate the risk of disintermediation.

    The Company's general account consists of a diversified portfolio of investments. Although all the assets of the general account support all the Company's liabilities, the Company's investment strategy group has developed separate investment portfolios for specific classes of product liabilities within the general account. The strategy group works closely with the business lines to develop specific investment guidelines, including duration targets, asset allocation and convexity constraints, asset/liability mismatch tolerances and return objectives for each product line in order to achieve each product line's individual risk and return objectives.

    Invested assets in the Company's general account totaled $21.8 billion as of December 31, 1998 and were comprised of $14.8 billion of fixed maturities, $6.7 billion of policy loans and other investments of $295. As of December 31, 1997, general account invested assets totaled $18.2 billion and were comprised of $14.2 billion of fixed maturities, $3.8 billion of policy loans and other investments of $227. Policy loans, which had a weighted-average interest rate of 9.9% and 11.2%, as of December 31, 1998 and 1997, respectively, increased primarily as a result of the MBL Recapture. These loans are secured by the cash value of the underlying life insurance policies and do not mature in a conventional sense, but expire in conjunction with the related policy liabilities.

    During 1998, the Company, in executing its investment strategy, increased its allocation to municipal tax-exempt securities with the objective of increasing after-tax yields, and also increased its allocation to commercial mortgage backed securities while decreasing its allocation to asset backed securities. An increase in short-term investments as of December 31, 1998 as compared to 1997 was impacted by the settlement of the MBL Recapture in the fourth quarter 1998 (as discussed in the COLI section) which resulted in short-term investment proceeds of approximately $300.

    Approximately 23.3% and 22.1% of the Company's fixed maturity portfolio was invested in private placement securities (including Rule 144A offerings) as of December 31, 1998 and 1997, respectively. Private placement securities are generally less liquid than public securities; however, covenants for private placements are designed to mitigate liquidity risk. Most of the private placement securities in the Company's portfolio are rated by nationally recognized rating organizations.

INVESTMENT RESULTS

    The table below summarizes Hartford Life Insurance Company's investment results for the past two years.

(BEFORE-TAX)                                                                                     1998       1997
                                                                                               ---------  ---------
Net investment income -- excluding policy loan income........................................  $     970  $     943
Policy loan income...........................................................................        789        425
                                                                                               ---------  ---------
Net investment income -- total...............................................................  $   1,759  $   1,368
                                                                                               ---------  ---------
Yield on average invested assets (1).........................................................        8.0%       7.7%
                                                                                               ---------  ---------
                                                                                               ---------  ---------

---------

(1) REPRESENTS NET INVESTMENT INCOME (EXCLUDING NET REALIZED CAPITAL GAINS (LOSSES)) DIVIDED BY AVERAGE INVESTED ASSETS AT COST (FIXED MATURITIES AT AMORTIZED COST). IN 1998, AVERAGE INVESTED ASSETS WERE CALCULATED ASSUMING THE MBL RECAPTURE PROCEEDS WERE RECEIVED ON JANUARY 1, 1998.

    Total net investment income, before-tax, increased $391, or 29%, to $1.8 billion in 1998 from $1.4 billion in 1997, principally due to an increase in policy loan income of $364 which is primarily due to the MBL Recapture. (For additional information on the MBL Recapture, see the COLI section.) Yields on average invested assets, before-tax, increased to 8.0% in 1998 from 7.7% in 1997 primarily due to the increase in policy loan income that resulted from the MBL Recapture as well as an increase in fixed maturities rated BBB. During 1998, realized capital gains from the sale of fixed maturities and equity securities were offset by realized capital losses including $18, after-tax, related to the other than temporary impairment charge associated with asset backed securities securitized and serviced by Commercial Financial Services, Inc. (CFS). (For additional information on CFS, see Note 12, Commitments and Contingent Liabilities, of Notes to Consolidated Financial Statements.)

INVESTMENT RISK MANAGEMENT

    Credit risk and interest rate risk are the primary sources of investment risk to the Company. The Company manages credit risk through industry and issuer diversification and asset allocation. Investment credit policies have been established that focus on the credit quality of obligors and counterparties, limit credit concentrations, and encourage diversification and require frequent creditworthiness reviews. The Company invests primarily in securities rated investment grade and has established exposure limits, diversification standards and review procedures for all credit risks including borrower, issuer and counterparty. Also, the Company maintains credit policies regarding the financial stability and credit standing of its major derivatives' counterparties and, to the extent the current value of derivatives exceed exposure policy thresholds, collateral is pledged to or held by the Company. The Company manages interest rate risk as part of its asset/liability management strategies, including the use of certain hedging techniques (which may include the use of certain financial derivatives), product design, such as the use of MVA features and surrender charges, and proactive monitoring and management of certain non-guaranteed elements of the Company's products (such as resetting of credited rates for policies that permit such adjustments). For additional information of the Company's interest rate risk management techniques see the "Asset/Liability Management Strategies Used to Manage Market Risk" discussion below.

    The following table reflects the principal amounts of the fixed and variable rate fixed maturity portfolio, along with the respective weighted average coupons by estimated maturity year as of December 31, 1998. Comparative totals are included for December 31, 1997. Expected maturities differ from contractual maturities due to call or prepayment provisions. The weighted average coupon on variable rate securities is based on spot rates as of December 31, 1998 and 1997, and is primarily based on the London Interbank Offered Rate (LIBOR). Callable bonds and notes are distributed to either call dates or maturity, depending on which date produces the most conservative yield. Asset backed securities, collateralized mortgage obligations and mortgage backed securities are distributed to maturity year based on estimates of the rate of future prepayments of principal over the remaining life of the securities. These estimates are developed using prepayment speeds provided in broker consensus data. Such estimates are derived from prepayment speeds previously experienced at the interest rate levels projected for the underlying collateral. Actual prepayment experience may vary from these estimates. Financial instruments with certain leverage features have been included in each of the fixed maturity categories. These instruments have not been separately displayed because they were immaterial to the Company's investment portfolio.

                                                                                                                 1998       1997
                                             1999       2000       2001       2002       2003     THEREAFTER     TOTAL      TOTAL
                                           ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
BONDS AND NOTES -- CALLABLE
FIXED RATE
  Par value..............................  $      29  $      23  $      42  $      38  $      54   $     294   $     480  $     466
  Weighted average coupon................        7.8%       7.4%       5.7%       7.1%       8.5%        5.5%        6.3%       6.3%
  Fair value.............................                                                                      $     480  $     435
VARIABLE RATE
  Par value..............................  $      40  $      52  $      39  $      14  $      --   $     829   $     974  $   1,020
  Weighted average coupon................        6.7%       7.3%       5.4%       5.9%        --         5.9%        6.0%       6.5%
  Fair value.............................                                                                      $     883  $     966

                                                                                                                 1998       1997
                                             1999       2000       2001       2002       2003     THEREAFTER     TOTAL      TOTAL
                                           ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
BONDS AND NOTES -- OTHER
FIXED RATE
  Par value..............................  $   2,646  $   1,264  $   1,190  $     876  $   1,045   $   6,125   $  13,146  $  13,387
  Weighted average coupon................        6.6%       7.0%       7.4%       7.5%       6.8%        5.8%        6.4%       6.1%
  Fair value.............................                                                                      $  13,655  $  13,465
VARIABLE RATE
  Par value..............................  $      90  $     176  $      14  $      81  $      90   $     681   $   1,132  $   1,250
  Weighted average coupon................        5.1%       5.9%       5.4%       5.4%       5.4%        5.9%        5.7%       5.3%
  Fair value.............................                                                                      $   1,096  $   1,141
ASSET BACKED SECURITIES
FIXED RATE
  Par value..............................  $     437  $     390  $     395  $     192  $     123   $     349   $   1,886  $   2,076
  Weighted average coupon................        6.7%       6.9%       6.8%       6.6%       6.4%        7.3%        6.8%       6.9%
  Fair value.............................                                                                      $   1,811  $   2,109
VARIABLE RATE
  Par value..............................  $     192  $     251  $     354  $     206  $     190   $     527   $   1,720  $   1,696
  Weighted average coupon................        6.0%       6.0%       6.3%       5.9%       6.6%        6.0%        6.1%       6.4%
  Fair value.............................                                                                      $   1,622  $   1,696
COLLATERALIZED MORTGAGE OBLIGATIONS
FIXED RATE
  Par value..............................  $     434  $     388  $     157  $     115  $      74  $      174   $   1,342  $   1,619
  Weighted average coupon................        6.0%       6.0%       6.0%       6.8%       7.1%        7.3 %       6.3%       6.0%
  Fair value.............................                                                                      $   1,286  $   1,582
VARIABLE RATE
  Par value..............................  $      43  $      20  $       8  $       6  $       6  $      193   $     276  $     430
  Weighted average coupon................        6.3%       6.8%       7.2%       8.4%       8.4%        6.0 %       6.2%       7.3%
  Fair value.............................                                                                      $     260  $     408
COMMERCIAL MORTGAGE BACKED SECURITIES
FIXED RATE
  Par value..............................  $      46  $     117  $      78  $     110  $      90  $    1,094   $   1,535  $   1,244
  Weighted average coupon................        7.6%       6.7%       7.6%       7.0%       6.8%        7.1 %       7.1%       7.3%
  Fair value.............................                                                                      $   1,578  $   1,246
VARIABLE RATE
  Par value..............................  $     107  $     215  $      48  $     133  $     128  $      415   $   1,046  $     708
  Weighted average coupon................        6.7%       6.6%       7.0%       6.3%       6.8%        6.8 %       6.7%       7.1%
  Fair value.............................                                                                      $   1,000  $     718
MORTGAGE BACKED SECURITIES
FIXED RATE
  Par value..............................  $      78  $      71  $      63  $      52  $      46  $      344   $     654  $     499
  Weighted average coupon................        7.0%       6.8%       6.7%       6.6%       6.6%        6.8 %       6.8%       7.3%
  Fair value.............................                                                                      $     615  $     511
VARIABLE RATE
  Par value..............................  $       1  $       2  $       1  $       1  $       1  $        5   $      11  $      24
  Weighted average coupon................        7.8%       8.4%       8.6%       8.6%       8.6%        8.9 %       8.6%       6.6%
  Fair value.............................                                                                      $      10  $      24

ASSET/LIABILITY MANAGEMENT STRATEGIES USED TO MANAGE MARKET RISK

    The Company employs several risk management tools to quantify and manage market risk arising from its investments and interest sensitive liabilities. For certain portfolios, management monitors the changes in present value between assets and liabilities resulting from various interest rate scenarios using integrated asset/liability measurement systems and a proprietary system that simulates the impacts of parallel and non-parallel yield curve shifts. Based on this current and prospective information, management implements risk reducing techniques to improve the match between assets and liabilities.

    Derivatives play an important role in facilitating the management of interest rate risk, creating opportunities to efficiently fund obligations, hedge against risks that affect the value of certain liabilities and adjust broad investment risk characteristics as a result of any significant changes in market risks. The Company uses a variety of derivatives, including swaps, caps, floors, forwards and exchange-traded financial futures and options, in order to hedge exposure primarily to interest rate risk on anticipated investment purchases or existing assets and liabilities. The Company does not make a market or trade derivatives for the express purpose of earning trading profits. The Company's derivative program is monitored by an internal compliance unit and is reviewed frequently by senior management and reported to Hartford Life's Finance Committee. The notional amounts of derivative contracts, which represent the basis upon which pay or receive amounts are calculated and are not reflective of credit risk, totaled $9.7 billion as of December 31, 1998 ($4.9 billion related to insurance investments and $4.8 related to life insurance liabilities). As of December 31, 1997, the notional amounts pertaining to derivatives totaled $9.5 billion ($5.5 billion related to insurance investments and $4.0 billion related to life insurance liabilities.)

    The strategies described below are used to manage the aforementioned risks.

ANTICIPATORY HEDGING -- For certain liabilities, the Company commits to the price of the product prior to receipt of the associated premium or deposit. Anticipatory hedges are routinely executed to offset the impact of changes in asset prices arising from interest rate changes pending the receipt of premium or deposit and the subsequent purchase of an asset. These hedges involve taking a long position in interest rate futures or entering into an interest rate swap with duration characteristics equivalent to the associated liabilities or anticipated investments. The notional amount of anticipatory hedges as of December 31, 1998 was $235. There were no anticipatory hedges as of December 31, 1997.

LIABILITY HEDGING -- Several products obligate the Company to credit a return to the contract holder which is indexed to a market rate. To hedge risks associated with these products, the Company typically enters into interest rate swaps to convert the contract rate into a rate that trades in a more liquid and efficient market. This hedging strategy enables the Company to customize contract terms and conditions to customer objectives and satisfies the operation's asset/liability matching policy. Additionally, interest rate swaps are used to convert certain fixed contract rates into floating rates, thereby allowing them to be appropriately matched against floating rate assets. The notional amount of derivatives used for liability hedges as of December 31, 1998 and 1997 was $4.8 billion and $4.0 billion, respectively.

ASSET HEDGING -- To meet the various policyholder obligations and to provide cost effective prudent investment risk diversification, the Company may combine two or more financial instruments to achieve the investment characteristics of a fixed maturity security or that match an associated liability. The use of derivative instruments in this regard effectively transfers unwanted investment risks or attributes to others. The selection of the appropriate derivative instruments depends on the investment risk, the liquidity and efficiency of the market, and the asset and liability characteristics. The notional amount of asset hedges as of December 31, 1998 and 1997 was $3.2 billion and $2.5 billion, respectively.

PORTFOLIO HEDGING -- The Company periodically compares the duration and convexity of its portfolios of assets to their corresponding liabilities and enters into portfolio hedges to reduce any difference to desired levels. Portfolio hedges reduce the mismatch between assets and liabilities and offset the potential impact to cash flows caused by changes in interest rates. The notional amount of portfolio hedges as of December 31, 1998 and 1997 was $1.5 billion and $3.0 billion, respectively.

LIFE INSURANCE LIABILITY CHARACTERISTICS

    Hartford Life Insurance Company's insurance liabilities, other than non-guaranteed separate accounts, are primarily related to accumulation vehicles such as fixed or variable annuities and investment contracts and other insurance products such as long-term disability and term life insurance.

  ASSET ACCUMULATION VEHICLES

    While interest rate risk associated with these insurance products has been reduced through the use of market value adjustment features and surrender charges, the primary risk associated with these products is that the spread between investment return and credited rate may not be sufficient to earn targeted returns.

FIXED RATE -- Products in this category require the Company to pay a fixed rate for a certain period of time. The cash flows are not interest sensitive because the products are written with a market value adjustment feature and the liabilities have protection against the early withdrawal of funds through surrender charges. Product examples include fixed rate annuities with a market value adjustment and fixed rate guaranteed investment contracts. Contract duration is dependent on the policyholder's choice of guarantee period.

INDEXED -- Products in this category are similar to the fixed rate asset accumulation vehicles but require the Company to pay a rate that is determined by an external index. The amount and/or timing of cash flows will therefore vary based on the level of the particular index. The primary risks inherent in these products are similar to the fixed rate asset accumulation vehicles, with an additional risk that changes in the index may adversely affect profitability. Product examples include indexed-guaranteed investment contracts with an estimated duration of up to two years.

INTEREST CREDITED -- Products in this category credit interest to policyholders, subject to market conditions and minimum guarantees. Policyholders may surrender at book value but are subject to surrender charges for an initial period. Product examples include universal life contracts and the general account portion of the Company's variable annuity products. Liability duration is short- to intermediate-term.

  OTHER INSURANCE PRODUCTS

LONG-TERM PAY OUT LIABILITIES -- Products in this category are long-term in nature and may contain significant actuarial (including mortality and morbidity) pricing and cash flow risks. The cash flows associated with these policy liabilities are not interest rate sensitive but do vary based on the timing and amount of benefit payments. The primary risks associated with these products are that the benefits will exceed expected actuarial pricing and/or that the actual timing of the cash flows will differ from those anticipated resulting in an investment return lower than that assumed in pricing. Product examples include structured settlement contracts, on-benefit annuities (i.e., the annuitant is currently receiving benefits thereon) and long-term disability contracts. Contract duration is generally 6 to 10 years.

SHORT-TERM PAY OUT LIABILITIES -- These liabilities are short-term in nature with a duration of less than one year. The primary risks associated with these products are determined by the non-investment contingencies such as mortality or morbidity and the variability in the timing of the expected cash flows. Liquidity is of greater concern than for the long-term pay out liabilities. Products include individual and group term life insurance contracts and short-term disability contracts.

    Management of the duration of investments with respective policyholder obligations is an explicit objective of the Company's management strategy. The estimated cash flows of insurance policy liabilities based upon internal actuarial assumptions as of December 31, 1998 are reflected in the table below by expected maturity year. Comparative totals are included for December 31, 1997.

(DOLLARS IN BILLIONS)

DESCRIPTION (1)                                     1999         2000         2001         2002         2003       THEREAFTER
-----------------------------------------------     -----        -----        -----        -----        -----     -------------
Fixed rate asset accumulation vehicles.........   $     2.1    $     1.8    $     1.3    $     0.7    $     1.4     $     3.5
Weighted average credited rate.................         6.6%         7.0%         6.8%         6.4%         5.4%          7.0%
Indexed asset accumulation vehicles............   $     0.2    $     0.1    $      --    $      --    $      --     $      --
Weighted average credited rate.................         5.2%         5.1%          --           --           --            --
Interest credited asset accumulation vehicles..   $     4.8    $     0.7    $     0.9    $     0.6    $     0.5     $     5.4
Weighted average credited rate.................         6.0%         5.7%         5.7%         5.9%         5.9%          5.9%
Long-term pay out liabilities..................   $     0.1    $     0.1    $      --    $      --    $      --     $     0.5
Short-term pay out liabilities.................   $     0.2    $      --    $      --    $      --    $      --     $      --

                                                   1998       1997
DESCRIPTION (1)                                    TOTAL      TOTAL
-----------------------------------------------  ---------  ---------
Fixed rate asset accumulation vehicles.........  $    10.8  $    12.7
Weighted average credited rate.................        6.6%       6.8%
Indexed asset accumulation vehicles............  $     0.3  $     0.2
Weighted average credited rate.................        5.1%       5.9%
Interest credited asset accumulation vehicles..  $    12.9  $    10.8
Weighted average credited rate.................        5.9%       5.8%
Long-term pay out liabilities..................  $     0.7  $     0.6
Short-term pay out liabilities.................  $     0.2  $      --

----------

(1) AS OF DECEMBER 31, 1998 AND 1997, THE FAIR VALUE OF THE COMPANY'S INVESTMENT CONTRACTS INCLUDING GUARANTEED SEPARATE ACCOUNTS WAS $21.4 BILLION AND $21.7 BILLION, RESPECTIVELY.

CAPITAL RESOURCES AND LIQUIDITY
RATINGS

    The following table summarizes the Company's financial ratings from the major independent rating organizations as of February 17, 1999:

                                                                                              DUFF &                   STANDARD &
INSURANCE RATINGS                                                             A.M. BEST       PHELPS       MOODY'S       POOR'S
---------------------------------------------------------------------------     -----      ------------  -----------  -------------
Hartford Life Insurance Company............................................           A+           AA+          Aa3            AA
Hartford Life and Annuity..................................................           A+           AA+          Aa3            AA

    Ratings are an important factor in establishing the competitive position of an insurance company such as Hartford Life Insurance Company. There can be no assurance that the Company's ratings will continue for any given period of time or that they will not be changed. In the event that the Company's ratings are downgraded, the level of sales or the persistency of the Company's block of in force business may be adversely impacted.

RISK-BASED CAPITAL

    The National Association of Insurance Commissioners (NAIC) adopted regulations establishing minimum capitalization requirements based on Risk-Based Capital (RBC) formulas for life insurance companies (effective December 31, 1993). The requirements consist of formulas which identify companies that are undercapitalized and require specific regulatory actions. The RBC formula for life insurance companies establishes capital requirements relating to insurance, business, asset and interest rate risks. The RBC ratios for Hartford Life Insurance Company and its major life insurance subsidiaries are in excess of 200% as of December 31, 1998.

CASH FLOW

                                                                                                  1998       1997
                                                                                                ---------  ---------
Cash provided by operating activities.........................................................  $     371  $     972
Cash provided by (used for) investing activities..............................................        601       (284)
Cash used for financing activities............................................................     (1,009)      (677)
Cash -- end of year...........................................................................         17         54

    In 1998, the change in cash provided by operating activities was primarily the result of timing in the settlement of receivables and payables as well as an increase in income taxes paid. The change in cash provided by or used for investing activities primarily reflects a decrease in policy loans resulting from the reduction of COLI account values in conjunction with the decline of the block of leveraged COLI offset by the investment of cash from operating activities. The change in cash used for financing activities was primarily due to declines in GIC and COLI account values.

    Operating cash flows in the periods presented have been more than adequate to meet liquidity requirements.

MBL RECAPTURE

    On November 10, 1998, Hartford Life recaptured an in force block of COLI business (referred to as "MBL Recapture") previously ceded to MBL Life Assurance Co. of New Jersey (MBL Life), as well as purchased the outstanding interest in International Corporate Marketing Group, Inc. (ICMG), which was previously 40% owned by MBL Life. The transaction was consummated through the assignment of a reinsurance arrangement between Hartford Life and MBL Life to a Hartford Life subsidiary. Hartford Life originally assumed the life insurance block in 1992 from Mutual Benefit Life, which was placed in court-supervised rehabilitation in 1991, and reinsured a portion of those polices back to MBL Life. MBL Life, previously a Mutual Benefit Life subsidiary, operates under the Rehabilitation Plan for Mutual Benefit Life.

The MBL Recapture has been recorded retroactive to January 1, 1998 with respect to results of operations. The transaction resulted in a decrease in reinsurance recoverables of $4.5 billion with an offset primarily in policy loans and other investments.

REGULATORY INITIATIVES AND CONTINGENCIES
LEGISLATIVE INITIATIVES

    Although the Federal government does not directly regulate the insurance business, Federal initiatives often have an impact on the insurance industry in a variety of ways. Current and proposed Federal measures which may significantly affect the life insurance business include tax law changes affecting the tax treatment of life insurance products and its impact on the relative desirability of various personal investment vehicles, medical testing for insurability, and proposed legislation to prohibit the use of gender in determining insurance and pension rates and benefits. In particular, President Clinton's 1999 Federal Budget Proposal currently contains certain recommendations for modifying tax rules related to the treatment of COLI by contractholders which, if enacted as described, could have a material adverse impact on the Company's sales of these products. The budget proposal also includes provisions which would result in a significant increase in the "DAC tax" on certain of the Company's products and would apply a tax to the Company's policyholder surplus account. (For further discussion on policyholder surplus accounts and related tax treatment as of December 31, 1998, see Note 10 of Notes to Consolidated Financial Statements.) It is too early to determine whether these tax proposals will ultimately be enacted by Congress. Therefore, the potential impact to the Company's financial condition or results of operations cannot be reasonably estimated at this time.

INSOLVENCY FUND

    See Note 12 (b) of Notes to Consolidated Financial Statements.

NAIC PROPOSALS

    The NAIC has been developing several model laws and regulations, including a Model Investment Law and amendments to the Model Holding Company System Regulatory Act (the "Holding Act Amendments"). The Model Investment Law defines the investments which are permissible for life insurers to hold, and the Holding Act Amendments address the types of activities in which subsidiaries and affiliates may engage. The NAIC adopted these models in 1997 and 1996, but the laws have not been enacted for insurance companies domiciled in the State of Connecticut, such as Hartford Life Insurance Company. Even if enacted in Connecticut or other states in which Hartford Life Insurance Company's subsidiaries are domiciled, it is expected that these laws will neither significantly change Hartford Life Insurance Company's investment strategies nor have any material adverse effect on the Company's liquidity or financial position.

    The NAIC adopted the Codification of Statutory Accounting Principles (SAP) in March 1998. The proposed effective date for the statutory accounting guidance is January 1, 2001. It is expected that Hartford Life Insurance Company's domiciliary state will adopt the SAP and the Company will make the necessary changes required for implementation. These changes are not anticipated to have a material impact on the statutory financial statements of the Company.

DEPENDENCE ON CERTAIN THIRD PARTY RELATIONSHIPS

    Hartford Life Insurance Company distributes its annuity and life insurance products through a variety of distribution channels, including broker-dealers, banks, wholesalers, its own internal sales force and other third party marketing organizations. The Company periodically negotiates provisions and renewals of these relationships and there can be no assurance that such terms will remain acceptable to the Company or such service providers. An interruption in the Company's continuing relationship with certain of these third parties could materially affect the Company's ability to market its products.

YEAR 2000

    IN GENERAL The Year 2000 issue relates to the ability or inability of computer hardware, software and other information technology (IT) systems, as well as non-IT systems, such as equipment and machinery with imbedded chips and microprocessors, to properly process information and data containing or related to dates beginning with the year 2000 and beyond. The Year 2000 issue exists because, historically, many IT and non-IT systems that are in use today were developed years ago when a year was identified using a two-digit date field rather than a four-digit date field. As information and data containing or related to the century date are introduced to date sensitive systems, these systems may recognize the year 2000 as "1900", or not at all, which may result in systems processing information incorrectly. This, in turn, may significantly and adversely affect the integrity and reliability of information databases of IT systems, may cause the malfunctioning of certain non-IT systems, and may result in a wide variety of adverse consequences to a company. In addition, Year 2000 problems that occur with third parties with which a company does business, such as suppliers, computer vendors, distributors and others, may also adversely affect any given company.

    The integrity and reliability of Hartford Life Insurance Company's IT systems, as well as the reliability of its non-IT systems, are integral aspects of the Company's business. Hartford Life Insurance Company issues insurance policies, annuities, mutual funds and other financial products to individual and business customers, nearly all of which contain date sensitive data, such as policy expiration dates, birth dates and premium payment dates. In addition, various IT systems support communications and other systems that integrate the Company's various business segments and field offices, including Hartford Life Insurance Company's foreign operations. Hartford Life Insurance Company also has business relationships with numerous third parties that affect virtually all aspects of the Company's business, including, without limitation, suppliers, computer hardware and software vendors, insurance agents and brokers, securities broker-dealers and other distributors of financial products, many of which provide date sensitive data to Hartford Life Insurance Company, and whose operations are important to the Company's business.

    INTERNAL YEAR 2000 EFFORTS AND TIMETABLE Beginning in 1990, Hartford Life Insurance Company began working on making its IT systems Year 2000 ready, either through installing new programs or replacing systems. Since January 1998, Hartford Life Insurance Company's Year 2000 efforts have focused on the remaining Year 2000 issues related to IT and non-IT systems in all of the Company's business segments. These Year 2000 efforts include the following five main initiatives: (1) identifying and assessing Year 2000 issues; (2) taking actions to remediate IT and non-IT systems so that they are Year 2000 ready; (3) testing IT and non-IT systems for Year 2000 readiness; (4) deploying such remediated and tested systems back into their respective production environments; and (5) conducting internal and external integrated testing of such systems. As of December 31, 1998, Hartford Life Insurance Company substantially completed initiatives (1) through (4) of its internal Year 2000 efforts. Hartford Life Insurance Company has begun initiative (5) and management currently anticipates that such activity will continue into the fourth quarter of 1999.

    THIRD PARTY YEAR 2000 EFFORTS AND TIMETABLE Hartford Life Insurance Company's Year 2000 efforts include assessing the potential impact on the Company of third parties' Year 2000 readiness. Hartford Life Insurance Company's third party Year 2000 efforts include the following three main initiatives: (1) identifying third parties which have significant business relationships with the Company, including, without limitation, insurance agents, brokers, third party administrators, banks and other distributors and servicers of financial products, and inquiring of such third parties regarding their Year 2000 readiness; (2) evaluating such third parties' responses to Hartford Life Insurance Company's inquiries; and (3) based on the evaluation of third party responses (or a third party's failure to respond) and the significance of the business relationship, conducting additional activities with respect to third parties as determined to be necessary in each case. These activities may include conducting additional inquiries, more in-depth evaluations of Year 2000 readiness and plans, and integrated IT systems testing. Hartford

Life Insurance Company has completed the first third party initiative and, as of early 1999, had substantially completed evaluating third party responses received. Hartford Life Insurance Company has begun conducting the additional activities described in initiative (3) and management currently anticipates that it will continue to do so through the end of 1999. However, notwithstanding these third party Year 2000 efforts, Hartford Life Insurance Company does not have control over these third parties and, as a result, the Company cannot currently determine to what extent future operating results may be adversely affected by the failure of these third parties to adequately address their Year 2000 issues.

    YEAR 2000 COSTS The costs of Hartford Life Insurance Company's Year 2000 program, along with its parent, that were incurred through the year ended December 31, 1997 were not material to Hartford Life Insurance Company's financial condition or results of operations. The after-tax costs of Hartford Life Insurance Company's Year 2000 efforts for the year ended December 31, 1998 were approximately $3. Management currently estimates that after-tax costs related to the Year 2000 program to be incurred in 1999 will be less than $10. These costs are being expensed as incurred.

    RISKS AND CONTINGENCY PLANS If significant Year 2000 problems arise, including problems arising with third parties, failures of IT and non-IT systems could occur, which in turn could result in substantial interruptions in Hartford Life Insurance Company's business. In addition, the Company's investing activities are an important aspect of its business and Hartford Life Insurance Company may be exposed to the risk that issuers of investments held by it will be adversely impacted by Year 2000 issues. Given the uncertain nature of Year 2000 problems that may arise, especially those related to the readiness of third parties discussed above, management cannot determine at this time whether the consequences of Year 2000 related problems that could arise will have a material impact on Hartford Life Insurance Company's financial condition or results of operations.

    Hartford Life Insurance Company is in the process of developing certain contingency plans so that if, despite its Year 2000 efforts, Year 2000 problems ultimately arise, the impact of such problems may be avoided or minimized. These contingency plans are being developed based on, among other things, known or reasonably anticipated circumstances and potential vulnerabilities. The contingency planning also includes assessing the dependency of Hartford Life Insurance Company's business on third parties and their Year 2000 readiness. The Company currently anticipates that internal and external contingency plans will be substantially complete by the end of the second quarter of 1999. However, in many contexts, Year 2000 issues are dynamic, and ongoing assessments of business functions, vulnerabilities and risks must be made. As such, new contingency plans may be needed in the future and/or existing plans may need to be modified as circumstances warrant.


                                 LEGAL OPINIONS



    The validity of the interests in the Contracts described in this Prospectus will be passed upon for Hartford by Lynda Godkin, General Counsel and Secretary of Hartford.



                                    EXPERTS



    The audited financial statements and financial statement schedules included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The principal business address of Arthur Andersen LLP is One Financial Plaza, Hartford, Connecticut 06103.

                                   APPENDIX A
                          MARKET VALUE LUMP SUM OPTION

    If A is greater than B, the Market Value Adjustment factor equals 1.

    If B is greater than A, the Market Value Adjustment factor equals 1 - (6(B -
A))

 -  WHERE:

           A          =          The weighted average interest rate (expressed as a decimal, e.g., 1% = .01) being credited under the General Account Option as of the date of termination.

           B          =          The average yield (expressed as a decimal, e.g. 1% = .01) for the month prior to the date of termination of the higher of the Salomon Brothers weekly index of new
                                 Long Term Public Utilities rated Aa by Moody's Investors Service, Inc. and the
                                 Salomon Brothers weekly Index of Current Coupon 30 year Federal National Mortgage
                                 Association Securities, or the equivalents of such indices.

BOOK VALUE SPREAD OPTION

    Interest to be credited on unpaid balance ("i") equals (A - 2(B-A)) - .005, where A and B are defined as above.

 - Examples of Contract Termination:

   (Assuming a 5% Contingent Deferred Sales Charge, and no Policy Fees or Premium Taxes are applicable)

                                                                        ACTIVE LIFE FUND
                                      INTEREST RATE CREDITED TO         ATTRIBUTABLE TO
                                     CONTRIBUTIONS DEPOSITED IN    CONTRIBUTIONS DEPOSITED IN
                                       THE GIVEN CALENDAR YEAR      THE GIVEN CALENDAR YEAR
                                    -----------------------------  --------------------------

1992..............................                6.00%                  $      300,000

1993..............................                6.50%                         600,000

1994..............................                7.00%                         700,000
                                                                            -----------

TOTAL.............................                6.63%*                 $    1,600,000

---------

* Total = the weighted average interest rate being credited on the date of termination ("A"), calculated as follows:

 300,000 X .06 + 600,000 X .065 + 700,000 X .07
          300,000 + 600,000 + 700,000             = .0663 = 6.63%

    At termination, the book value of the General Account Option portion of the Active Life Fund would be $1,600,000. This amount is reduced by Contingent Sales Charges of 5%, or $80,000. The remaining $1,520,000 would be payable under either Option 1 (Book Value Spread Option) or Option 2 (Market Value Lump Sum Option.)

 -  Example 1

           B  =  .09

           If the Book Value Spread Option is selected, the Book Value Spread rate of interest would equal 1.39% (.0663 - 2 (.09 - .0663)) - .005 = .0139). The Contract Owner would receive six annual payments (beginning immediately) of $262,153.80.

           If the Market Value Lump Sum Option is selected, the Market Value Factor is 1 - (6(.09 -
           .0663)) = .8578 and the payout would be $1,520,000 X .8578 = $1,303,856.

 -  Example 2

           B  =  .07

           If the Book Value Spread Option is selected, the Book Value Spread rate of interest would equal 7% (the maximum value of i) and the Contract Owner would receive six annual payments (beginning immediately) of $298,027.68.

           If the Market Value Lump Sum Option is selected, the Market Value factor would be 1 and the amount payable to the Contract Owner upon termination of the Contract would be
           $1,520,000.

           The assessment of Policy Fees, if any, will reduce the amount payable to the Contract
           Owner upon termination of the contract.

                  THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY

     PRINCIPAL UNDERWRITER
     Hartford Securities Distribution Company, Inc. (HSD)
                                                                        HARTFORD
     Hartford Plaza, Hartford, CT 06115
     INDEPENDENT AUDITORS FOR HARTFORD
     LIFE INSURANCE COMPANY
AND
                                                                  LIFE INSURANCE
     THE GENERAL ACCOUNT OPTION
     Arthur Andersen LLP
     Hartford, Connecticut 06103
                                                                         COMPANY
     INSURER
     Hartford Life Insurance Company
     Executive Offices: P.O. Box 1583
                                                  THE GENERAL ACCOUNT PROSPECTUS
     Hartford, CT 06144-1583
                                                                     MAY 3, 1999

                                                Group Variable Annuity Contracts

      HV-1928-12
                                                                          [LOGO]
     HARTFORD LIFE INSURANCE COMPANY
                                                                 BULK RATE
     P.O. BOX 1583, HARTFORD, CT 06144-1583
                                                                U.S. POSTAGE
                                                                    PAID
                                                                PERMIT NO. 1
                                                              HARTFORD, CONN.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                             F-1
--------------------------------------------------------------------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hartford Life Insurance Company:

We have audited the accompanying Consolidated Balance Sheets of Hartford Life Insurance Company and subsidiaries as of December 31, 1998 and 1997, and the related Consolidated Statements of Income, Changes in Stockholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1998. These Consolidated Financial Statements and the schedules referred to below are the responsibility of Hartford Life Insurance Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of Hartford Life Insurance Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the Index to Consolidated Financial Statements and Schedules are presented for the purpose of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                         ARTHUR ANDERSEN LLP

Hartford, Connecticut
January 26, 1999

F-2                             HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME

                                                        FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                      ------------------------
                                                       1998     1997     1996
                                                      ------   ------   ------
                                                           (IN MILLIONS)
 Revenues
   Premiums and other considerations...............   $2,218   $1,637   $1,705
   Net investment income...........................    1,759    1,368    1,397
   Net realized capital (losses) gains.............       (2)       4     (213)
                                                      ------   ------   ------
     Total revenues................................    3,975    3,009    2,889
                                                      ------   ------   ------
 Benefits, claims and expenses
   Benefits, claims and claim adjustment
    expenses.......................................    1,911    1,379    1,535
   Amortization of deferred policy acquisition
    costs..........................................      431      335      234
   Dividends to policyholders......................      329      240      635
   Other expenses..................................      766      586      427
                                                      ------   ------   ------
     Total benefits, claims and expenses...........    3,437    2,540    2,831
                                                      ------   ------   ------
   Income before income tax expense................      538      469       58
   Income tax expense..............................      188      167       20
                                                      ------   ------   ------
 Net income........................................   $  350   $  302   $   38
                                                      ------   ------   ------
                                                      ------   ------   ------

                See Notes to Consolidated Financial Statements.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                             F-3
--------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS

                                                       AS OF DECEMBER
                                                             31,
                                                      -----------------
                                                       1998      1997
                                                      -------   -------
                                                        (IN MILLIONS,
                                                      EXCEPT FOR SHARE
                                                            DATA)
 Assets
   Investments
   Fixed maturities, available for sale, at fair
    value (amortized cost of $14,505 and
    $13,885).......................................   $14,818   $14,176
   Equity securities, at fair value................        31       180
   Policy loans, at outstanding balance............     6,684     3,756
   Other investments, at cost......................       264        47
                                                      -------   -------
     Total investments.............................    21,797    18,159
   Cash............................................        17        54
   Premiums receivable and agents' balances........        17        18
   Reinsurance recoverables........................     1,257     6,114
   Deferred policy acquisition costs...............     3,754     3,315
   Deferred income tax.............................       464       348
   Other assets....................................       695       682
   Separate account assets.........................    90,262    69,055
                                                      -------   -------
     Total assets..................................   $118,263  $97,745
                                                      -------   -------
                                                      -------   -------

 Liabilities
   Future policy benefits..........................   $ 3,595   $ 3,059
   Other policyholder funds........................    19,615    21,034
   Other liabilities...............................     2,094     2,254
   Separate account liabilities....................    90,262    69,055
                                                      -------   -------
     Total liabilities.............................   115,566    95,402
                                                      -------   -------

 Stockholder's Equity
   Common stock -- 1,000 shares authorized, issued
    and outstanding, par value $5,690..............         6         6
   Capital surplus.................................     1,045     1,045
   Accumulated other comprehensive income
     Net unrealized capital gains on securities,
      net of tax...................................       184       179
                                                      -------   -------
     Total accumulated other comprehensive
      income.......................................       184       179
                                                      -------   -------
   Retained earnings...............................     1,462     1,113
                                                      -------   -------
     Total stockholder's equity....................     2,697     2,343
                                                      -------   -------
   Total liabilities and stockholder's equity......   $118,263  $97,745
                                                      -------   -------
                                                      -------   -------

                See Notes to Consolidated Financial Statements.

F-4                             HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                                                      ACCUMULATED
                                                                         OTHER
                                                                     COMPREHENSIVE
                                                                        INCOME
                                                                    ---------------
                                                                    NET UNREALIZED
                                                                     CAPITAL GAINS
                                                                      (LOSSES) ON                       TOTAL
                                           COMMON     CAPITAL         SECURITIES,      RETAINED     STOCKHOLDER'S
                                           STOCK      SURPLUS         NET OF TAX       EARNINGS        EQUITY
                                           ------  --------------   ---------------   -----------   -------------
                                                                       (IN MILLIONS)
 1998
 Balance, December 31, 1997..............    $6        $    1,045        $179           $1,113         $2,343
 Comprehensive income
   Net income............................    --                --          --              350            350
                                                                                                       ------
 Other comprehensive income, net of tax
  (1):
   Changes in net unrealized capital
    gains on securities (2)..............    --                --           5               --              5
                                                                                                       ------
 Total other comprehensive income........                                                                   5
                                                                                                       ------
   Total comprehensive income                                                                             355
                                                                                                       ------
 Dividends...............................    --                --          --               (1)            (1)
                                             --
                                                           ------       -----         -----------      ------
     Balance, December 31, 1998..........    $6        $    1,045        $184           $1,462         $2,697
                                             --
                                                           ------       -----         -----------      ------
 1997
 Balance, December 31, 1996..............    $6        $    1,045        $ 30           $  811         $1,892
 Comprehensive income
   Net income............................    --                --          --              302            302
                                                                                                       ------
 Other comprehensive income, net of tax
  (1):
   Changes in net unrealized capital
    gains on securities (2)..............    --                --         149               --            149
                                                                                                       ------
 Total other comprehensive income........                                                                 149
                                                                                                       ------
   Total comprehensive income                                                                             451
                                             --
                                                           ------       -----         -----------      ------
     Balance, December 31, 1997..........    $6        $    1,045        $179           $1,113         $2,343
                                             --
                                                           ------       -----         -----------      ------
 1996
 Balance, December 31, 1995..............    $6        $    1,007        $(57)          $  773         $1,729
 Comprehensive income
   Net income............................    --                --          --               38             38
                                                                                                       ------
 Other comprehensive income, net of tax
  (1):
   Changes in net unrealized capital
    gains on securities (2)..............    --                --          87               --             87
                                                                                                       ------
 Total other comprehensive income........                                                                  87
                                                                                                       ------
   Total comprehensive income............                                                                 125
                                                                                                       ------
 Capital contribution....................    --                38          --               --             38
                                             --
                                                           ------       -----         -----------      ------
     Balance, December 31, 1996..........    $6        $    1,045        $ 30           $  811         $1,892
                                             --
                                             --
                                                           ------       -----         -----------      ------
                                                           ------       -----         -----------      ------

---------

    (1) Net unrealized capital gain on securities is reflected net of tax of $3, $80 and $47, as of December 31, 1998, 1997 and 1996, respectively.

    (2) There was no reclassification adjustment for after-tax gains (losses) realized in net income for the years ended December 31, 1998 and 1997. December 31, 1996 is net of a $142 reclassification adjustment for after-tax losses realized in net income.

                See Notes to Consolidated Financial Statements.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                             F-5
--------------------------------------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           FOR THE YEARS ENDED DECEMBER
                                                       31,
                                          ------------------------------
                                            1998       1997       1996
                                          --------   --------   --------
                                                  (IN MILLIONS)
Operating Activities
  Net income............................  $    350   $    302   $     38
  Adjustments to reconcile net income to
   net cash provided by operating
   activities
  Depreciation and amortization.........       (23)         8         14
  Net realized capital losses (gains)...         2         (4)       213
  Decrease in premiums receivable and
   agents' balances.....................         1        119         10
  (Decrease) increase in other
   liabilities..........................       (79)       223        577
  Change in receivables, payables, and
   accruals.............................        83        107        (22)
  Increase (decrease) in accrued
   taxes................................        60        126        (91)
  (Increase) decrease in deferred income
   taxes................................      (118)        40       (102)
  Increase in deferred policy
   acquisition costs....................      (439)      (555)      (572)
  Increase in future policy benefits....       536        585        101
  (Increase) decrease in reinsurance
   recoverables and other related
   assets...............................        (2)        21       (146)
                                          --------   --------   --------
    Net cash provided by operating
     activities.........................       371        972         20
                                          --------   --------   --------
Investing Activities
  Purchases of investments..............    (6,061)    (6,869)    (5,854)
  Sales of investments..................     4,901      4,256      3,543
  Maturity of investments...............     1,761      2,329      2,693
                                          --------   --------   --------
    Net cash provided by (used for)
     investing activities...............       601       (284)       382
                                          --------   --------   --------
Financing Activities
  Capital contribution..................        --         --         38
  Net disbursements for investment and
   universal life-type contracts charged
   against policyholder accounts........    (1,009)      (677)      (443)
                                          --------   --------   --------
    Net cash used for financing
     activities.........................    (1,009)      (677)      (405)
                                          --------   --------   --------
  Net (decrease) increase in cash.......       (37)        11         (3)
  Cash -- beginning of year.............        54         43         46
                                          --------   --------   --------
  Cash -- end of year...................  $     17   $     54   $     43
                                          --------   --------   --------
                                          --------   --------   --------
Supplemental Disclosure of Cash Flow
 Information:
  Net Cash Paid During the Year for:
  Income taxes..........................  $    263   $      9   $    189

Noncash Investing Activities:
  Due to the recapture of an in force block of business previously ceded to MBL Life Assurance Co. of New Jersey, reinsurance recoverables of
   $4,546 were exchanged for the fair value of assets comprised of $4,354 in policy loans and $192 in other assets.

                See Notes to Consolidated Financial Statements.

F-6                             HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA UNLESS OTHERWISE STATED)

 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

    These Consolidated Financial Statements include Hartford Life Insurance Company and its wholly-owned subsidiaries ("Hartford Life Insurance Company" or the "Company"), Hartford Life and Annuity Insurance Company (ILA) and Hartford International Life Reassurance Corporation (HLRe), formerly American Skandia Life Reinsurance Corporation. The Company is a wholly-owned subsidiary of Hartford Life and Accident Insurance Company (HLA), a wholly-owned subsidiary of Hartford Life, Inc. (Hartford Life). Hartford Life is a direct subsidiary of Hartford Accident and Indemnity Company (HA&I), an indirect subsidiary of The Hartford Financial Services Group, Inc. (The Hartford). Pursuant to an initial public offering (the "IPO") on May 22, 1997, Hartford Life sold 26 million shares of Class A Common Stock at $28.25 per share and received proceeds, net of offering expenses, of $687. Of the proceeds, $527 was used to retire debt related to Hartford Life's outstanding promissory notes and line of credit with the remaining $160 contributed by Hartford Life to HLA to support growth in its core businesses. Hartford Life became a publicly traded company upon the sale of 26 million shares representing approximately 18.6% of the equity ownership in Hartford Life. On December 19, 1995, ITT Industries, Inc. (formerly ITT Corporation) (ITT) distributed all the outstanding shares of capital stock of The Hartford to ITT stockholders of record on such date. As a result, The Hartford became an independent, publicly traded company.

    Along with its parent, HLA, the Company is a leading financial services and insurance company which provides (a) investment products such as individual variable annuities and fixed market value adjusted annuities, deferred compensation and retirement plan services and mutual funds for savings and retirement needs; (b) life insurance for income protection and estate planning; and (c) employee benefits products such as group life and disability insurance that is directly written by the Company and is substantially ceded to its parent, HLA, and (d) corporate owned life insurance.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) BASIS OF PRESENTATION

    These Consolidated Financial Statements present the financial position, results of operations and cash flows of the Company. All material intercompany transactions and balances between the Company, its subsidiaries and affiliates have been eliminated. The Consolidated Financial Statements are prepared on the basis of generally accepted accounting principles which differ materially from the statutory accounting practices prescribed by various insurance regulatory authorities.

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates include those used in determining deferred policy acquisition costs and the liability for future policy benefits and other policyholder funds. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

    Certain reclassifications have been made to prior year financial information to conform to the current year presentation.

(B) CHANGES IN ACCOUNTING PRINCIPLES

    In November 1998, the Emerging Issues Task Force (EITF) reached consensus on Issue No. 98-15, "Structured Notes Acquired for a Specific Investment Strategy". This EITF issue requires companies to account for structured notes acquired for a specific investment strategy, as a unit. Affected companies that entered into these notes prior to September 25, 1998 are required to either restate prior period financial statements to conform with the prescribed unit accounting model or disclose the related impact on earnings for all periods presented and cumulatively over the life of the instruments had the registrant accounted for the structure as a unit. Based upon recently prescribed current generally accepted accounting principles for such types of transactions entered into after September 24, 1998, there was no additional earnings impact to the Company related to combined structured note transactions. As of December 31, 1998, the Company does not hold any combined structured notes.

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". The new standard establishes accounting and reporting guidance for derivative instruments, including certain derivative instruments embedded in other contracts. The standard requires, among other things, that all derivatives be carried on the balance sheet at fair value. The standard also specifies hedge accounting criteria under which a derivative can qualify for special accounting. In order to receive special accounting, the derivative instrument must qualify as either

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                             F-7
--------------------------------------------------------------------------------

a hedge of the fair value or the variability of the cash flow of a qualified asset or liability. Special accounting for qualifying hedges provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the corresponding changes in value of the hedged item. SFAS No. 133 will be effective for fiscal years beginning after June 15, 1999. Initial application for Hartford Life Insurance Company will begin for the first quarter of the year 2000. While Hartford Life Insurance Company is currently in the process of quantifying the impact of SFAS No. 133, the Company is reviewing its derivative holdings in order to take actions needed to minimize potential volatility, while at the same time maintaining the economic protection needed to support the goals of its business.

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". The SOP provides guidance on accounting for the costs of internal use software and in determining whether the software is for internal use. The SOP defines internal use software as software that is acquired, internally developed, or modified solely to meet internal needs and identifies stages of software development and accounting for the related costs incurred during the stages. This statement is effective for fiscal years beginning after December 15, 1998 and is not expected to have a material impact on the Company's financial condition or results of operations.

    Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of this statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. Accordingly, the Company has reported comprehensive income in the Consolidated Statements of Changes in Stockholder's Equity.

    In December 1997, the AICPA issued SOP No. 97-3 "Accounting by Insurance and Other Enterprises for Insurance Related Assessments". This SOP provides guidance on accounting by insurance and other enterprises for assessments related to insurance activities. Specifically, the SOP provides guidance on when a guaranty fund or other assessment should be recognized, how to measure the liability, and what information should be disclosed. This SOP will be effective for fiscal years beginning after December 15, 1998. Adoption of SOP 97-3 is not expected to have a material impact on the Company's financial condition or results of operations.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The new standard requires public business enterprises to disclose certain financial and descriptive information about reportable operating segments in annual financial statements and in condensed financial statements of interim periods. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company adopted SFAS No. 131 in 1998. For additional information, see Note 13.

    On November 14, 1996, the EITF reached a consensus on Issue No. 96-12, "Recognition of Interest Income and Balance Sheet Classification of Structured Notes". This EITF issue requires companies to record income on certain structured securities on a retrospective interest method. The Company adopted EITF No. 96-12 for structured securities acquired after November 14, 1996. Adoption of EITF No. 96-12 did not have a material effect on the Company's financial condition or results of operations.

    In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This statement established criteria for determining whether transferred assets should be accounted for as sales or secured borrowings. Adoption of SFAS No. 125 did not have a material effect on the Company's financial condition or results of operations.

    Effective January 1, 1996, Hartford Life Insurance Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ". This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed. Adoption of SFAS No. 121 did not have a material effect on the Company's financial condition or results of operations.

    The Company's cash flows were not impacted by these changes in accounting principles.

(C) REVENUE RECOGNITION

    Revenues for investment products and universal life-type policies consist of policy charges for policy administration, cost of insurance and surrender charges assessed to policy account balances and are recognized in the period in which services are provided. Premiums for traditional life insurance policies are recognized as revenues when they are due from policyholders.

F-8                             HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

(D) FUTURE POLICY BENEFITS AND OTHER POLICYHOLDER FUNDS

    Liabilities for future policy benefits are computed by the net level premium method using interest rate assumptions varying from 3% to 11% and withdrawal and mortality assumptions appropriate at the time the policies were issued. Liabilities for universal life-type and investment contracts are stated at policyholder account values before surrender charges.

(E) INVESTMENTS

    Hartford Life Insurance Company's investments in fixed maturities include bonds and commercial paper which are considered "available for sale" and accordingly are carried at fair value with the after-tax difference from cost reflected as a component of stockholder's equity designated "net unrealized capital gains on securities, net of tax". Equity securities, which include common and non-redeemable preferred stocks, are carried at fair values with the after-tax difference from cost reflected in stockholder's equity. Policy loans are carried at outstanding balance which approximates fair value. Realized capital gains and losses on security transactions associated with the Company's immediate participation guaranteed contracts are excluded from revenues and deferred over the expected maturity of the securities, since under the terms of the contracts the realized gains and losses will be credited to policyholders in future years as they are entitled to receive them. Net realized capital gains and losses, excluding those related to immediate participation guaranteed contracts, are reported as a component of revenue and are determined on a specific identification basis.

    The Company's accounting policy for impairment requires recognition of an other than temporary impairment charge on a security if it is determined that the Company is unable to recover all amounts due under the contractual obligations of the security. In addition, for securities expected to be sold, an other than temporary impairment charge is recognized if the Company does not expect the fair value of a security to recover to cost or amortized cost prior to the expected date of sale. Once an impairment charge has been recorded, the Company then continues to review the other than temporarily impaired securities for additional impairment, if necessary.

(F) DERIVATIVE INSTRUMENTS

    Hartford Life Insurance Company uses a variety of derivative instruments including swaps, caps, floors, forwards and exchange traded financial futures and options as part of an overall risk management strategy. These instruments are used as a means of hedging exposure to price, foreign currency and/or interest rate risk on planned investment purchases or existing assets and liabilities. The Company does not hold or issue derivative instruments for trading purposes. Hartford Life Insurance Company's accounting for derivative instruments used to manage risk is in accordance with the concepts established in SFAS No. 80, "Accounting for Futures Contracts", SFAS No. 52, "Foreign Currency Translation", AICPA SOP 86-2, "Accounting for Options" and various EITF pronouncements. Written options are used, in all cases in conjunction with other assets and derivatives, as part of the Company's asset and liability management strategy. Derivative instruments are carried at values consistent with the asset or liability being hedged. Derivative instruments used to hedge fixed maturities or equity securities are carried at fair value with the after-tax difference from cost reflected in Stockholder's Equity. Derivative instruments used to hedge other invested assets or liabilities are carried at cost. For a discussion of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" issued in June 1998, see (b) Changes in Accounting Principles.

    Derivative instruments must be designated at inception as a hedge and measured for effectiveness both at inception and on an ongoing basis. Hartford Life Insurance Company's correlation threshold for hedge designation is 80% to 120%. If correlation, which is assessed monthly and measured based on a rolling three month average, falls outside the 80% to 120% range, hedge accounting will be terminated. Derivative instruments used to create a synthetic asset must meet synthetic accounting criteria including designation at inception and consistency of terms between the synthetic and the instrument being replicated. Consistent with industry practice, synthetic instruments are accounted for like the financial instrument it is intended to replicate. Derivative instruments which fail to meet risk management criteria, subsequent to acquisition, are marked to market with the impact reflected in the Consolidated Statements of Income.

    Gains or losses on financial futures contracts entered into in anticipation of the investment of future receipt of product cash flows are deferred and, at the time of the ultimate investment purchase, reflected as an adjustment to the cost basis of the purchased asset. Gains or losses on futures used in invested asset risk management are deferred and adjusted into the cost basis of the hedged asset when the contract futures are closed, except for futures used in duration hedging which are deferred and basis adjusted on a quarterly basis. The basis adjustments are amortized into net investment income over the remaining asset life.

    Open forward commitment contracts are marked to market through stockholder's equity. Such contracts are accounted for at settlement by recording the purchase of the specified securities at the previously committed price. Gains or losses resulting from the termination of forward commitment contracts before the delivery of the securities are recognized immediately in the Consolidated Statements of Income as a component of net investment income.

    The cost of options entered into as part of a risk management strategy are basis adjusted to the underlying asset or liability and amortized over the remaining life of the

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                             F-9
--------------------------------------------------------------------------------

option. Gains or losses on expiration or termination are adjusted into the basis of the underlying asset or liability and amortized over the remaining asset life.

    Interest rate swaps involve the periodic exchange of payments without the exchange of underlying principal or notional amounts. Net receipts or payments are accrued and recognized over the life of the swap agreement as an adjustment to investment income. Should the swap be terminated, the gain or loss is adjusted into the basis of the asset or liability and amortized over the remaining life. Should the hedged asset be sold or liability terminated without terminating the swap position, any swap gains or losses are immediately recognized in net investment income. Interest rate swaps purchased in anticipation of an asset purchase (anticipatory transaction) are recognized consistent with the underlying asset components such that the settlement component is recognized in the Consolidated Statements of Income while the change in market value is recognized as an unrealized capital gain or loss.
    Premiums paid on purchased floor or cap agreements and the premium received on issued cap or floor agreements (used for risk management) are adjusted into the basis of the applicable asset and amortized over the asset life. Gains or losses on termination of such positions are adjusted into the basis of the asset or liability and amortized over the remaining asset life. Net payments are recognized as an adjustment to income or basis adjusted and amortized depending on the specific hedge strategy.

    Forward exchange contracts and foreign currency swaps are accounted for in accordance with SFAS No. 52. Changes in the spot rate of instruments designated as hedges of the net investment in a foreign subsidiary are reflected in the cumulative translation adjustments component of stockholder's equity. Cash flows from futures, options, and swaps, accounted for as hedges, are included with the cash flows of the item being hedged.

(G) SEPARATE ACCOUNTS

    Hartford Life Insurance Company maintains separate account assets and liabilities which are reported at fair value. Separate account assets are segregated from other investments. Separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts, wherein the policyholder assumes the investment risk and rewards, and guaranteed separate account assets, wherein the Company contractually guarantees either a minimum return or account value to the policyholder.
(H) DEFERRED POLICY ACQUISITION COSTS

    Policy acquisition costs, which include commissions and certain underwriting expenses associated with acquiring business, are deferred and amortized over the estimated lives of the contracts, usually 20 years. Generally, acquisition costs are deferred and amortized using the retrospective deposit method. Under the retrospective deposit method, acquisition costs are amortized in proportion to the present value of expected gross profits from surrender charges, investment charges, mortality and expense margins. Actual gross profits can vary from management's estimates resulting in increases or decreases in the rate of amortization. Management periodically updates these estimates, when appropriate, and evaluates the recoverability of the deferred acquisition cost asset. When appropriate, management revises its assumptions on the estimated gross profits of these contracts and the cumulative amortization for the books of business are re-estimated and adjusted by a cumulative charge or credit to income.

    Acquisition costs and their related deferral are included in the Company's other expenses as follows:

                                         1998       1997       1996
                                       ---------  ---------  ---------
Commissions..........................  $   1,069  $     976  $     848
Deferred acquisition costs...........       (891)      (862)      (823)
Other................................        588        472        402
                                       ---------  ---------  ---------
    Total other expenses.............  $     766  $     586  $     427
                                       ---------  ---------  ---------
                                       ---------  ---------  ---------

(I) DIVIDENDS TO POLICYHOLDERS

    Certain life insurance policies contain dividend payment provisions that enable the policyholder to participate in the earnings on that participating block of business. The participating insurance in force accounted for 71%, 55% and 44% in 1998, 1997 and 1996, respectively, of total insurance in force.

 3. INVESTMENTS AND DERIVATIVE INSTRUMENTS

(A) COMPONENTS OF NET INVESTMENT INCOME

                                       FOR THE YEARS ENDED DECEMBER
                                                    31,
                                      -------------------------------
                                        1998       1997       1996
                                      ---------  ---------  ---------
Interest income from fixed
 maturities.........................  $     952  $     932  $     918
Interest income from policy loans...        789        425        477
Income from other investments.......         32         26         15
                                      ---------  ---------  ---------
Gross investment income.............      1,773      1,383      1,410
Less: Investment expenses...........         14         15         13
                                      ---------  ---------  ---------
Net investment income...............  $   1,759  $   1,368  $   1,397
                                      ---------  ---------  ---------
                                      ---------  ---------  ---------

(B) COMPONENTS OF NET REALIZED CAPITAL (LOSSES) GAINS

                                           FOR THE YEARS ENDED DECEMBER 31,
                                           ---------------------------------
                                             1998        1997        1996
                                           ---------     -----     ---------
Fixed maturities.........................  $     (28)  $      (7)  $    (201)
Equity securities........................         21          12           2
Real estate and other....................          5          (1)         (4)
Less: Decrease in liability to
 policyholders for realized capital
 gains...................................         --          --         (10)
                                           ---------         ---   ---------
Net realized capital (losses) gains......  $      (2)  $       4   $    (213)
                                           ---------         ---   ---------
                                           ---------         ---   ---------

F-10                            HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

(C) NET UNREALIZED CAPITAL (LOSSES) GAINS ON EQUITY SECURITIES

                                                FOR THE YEARS ENDED DECEMBER 31,
                                              -------------------------------------
                                                 1998         1997         1996
                                                 -----        -----        -----
Gross unrealized capital gains..............   $       2    $      14    $      13
Gross unrealized capital losses.............          (1)          --           (1)
                                                     ---          ---          ---
Net unrealized capital gains................           1           14           12
Deferred income tax expense.................          --            5            4
                                                     ---          ---          ---
Net unrealized capital gains, net of tax....           1            9            8
Balance -- beginning of year................           9            8            1
                                                     ---          ---          ---
Net change in unrealized capital gains on
 equity securities..........................   $      (8)   $       1    $       7
                                                     ---          ---          ---
                                                     ---          ---          ---

(D) NET UNREALIZED CAPITAL GAINS (LOSSES) ON FIXED MATURITIES

                                           FOR THE YEARS ENDED DECEMBER
                                                        31,
                                          -------------------------------
                                            1998       1997       1996
                                          ---------  ---------  ---------
Gross unrealized capital gains..........  $     421  $     371  $     386
Gross unrealized capital losses.........       (108)       (80)      (341)
Unrealized capital gains credited to
 policyholders..........................        (32)       (30)       (11)
                                          ---------  ---------  ---------
Net unrealized capital gains............        281        261         34
Deferred income tax expense.............         98         91         12
                                          ---------  ---------  ---------
Net unrealized capital gains, net of
 tax....................................        183        170         22
Balance -- beginning of year............        170         22        (58)
                                          ---------  ---------  ---------
Net change in unrealized capital gains
 (losses) on fixed maturities...........  $      13  $     148  $      80
                                          ---------  ---------  ---------
                                          ---------  ---------  ---------

(E) FIXED MATURITY INVESTMENTS

                                                                                 AS OF DECEMBER 31, 1998
                                                                   ---------------------------------------------------
                                                                                   GROSS         GROSS
                                                                   AMORTIZED    UNREALIZED    UNREALIZED
                                                                      COST         GAINS        LOSSES      FAIR VALUE
                                                                   ----------   -----------   -----------   ----------
U. S. Government and Government agencies and authorities
 (guaranteed and sponsored)......................................    $   121       $  2          $ --         $   123
U. S. Government and Government agencies and authorities
 (guaranteed and sponsored) -- asset backed......................      1,001         23            (8)          1,016
States, municipalities and political subdivisions................        165          8            --             173
International governments........................................        393         26            (7)            412
Public utilities.................................................        844         33            (3)            874
All other corporate including international......................      5,469        260           (42)          5,687
All other corporate -- asset backed..............................      4,155         58           (42)          4,171
Short-term investments...........................................      1,847         --            --           1,847
Certificates of deposit..........................................        510         11            (6)            515
                                                                   ----------     -----       -----------   ----------
    Total fixed maturities.......................................    $14,505       $421          $(108)       $14,818
                                                                   ----------     -----       -----------   ----------
                                                                   ----------     -----       -----------   ----------

                                                                                 AS OF DECEMBER 31, 1997
                                                                   ---------------------------------------------------
                                                                                   GROSS         GROSS
                                                                   AMORTIZED    UNREALIZED    UNREALIZED
                                                                      COST         GAINS        LOSSES      FAIR VALUE
                                                                   ----------   -----------   -----------   ----------
U. S. Government and Government agencies and authorities
 (guaranteed and sponsored)......................................    $   217       $  3          $ (1)        $   219
U. S. Government and Government agencies and authorities
 (guaranteed and sponsored) -- asset backed......................      1,175         64           (35)          1,204
States, municipalities and political subdivisions................        211          7            (1)            217
International governments........................................        376         20            (3)            393
Public utilities.................................................        871         26            (3)            894
All other corporate including international......................      5,033        200           (25)          5,208
All other corporate -- asset backed..............................      4,091         41            (8)          4,124
Short-term investments...........................................      1,318         --            --           1,318
Certificates of deposit..........................................        593         10            (4)            599
                                                                   ----------     -----         -----       ----------
    Total fixed maturities.......................................    $13,885       $371          $(80)        $14,176
                                                                   ----------     -----         -----       ----------
                                                                   ----------     -----         -----       ----------

    The amortized cost and estimated fair value of fixed maturity investments as of December 31, 1998 by estimated maturity year are shown below. Expected maturities differ from contractual maturities due to call or prepayment provisions. Asset backed securities, including mortgage backed securities and collateralized mortgage obligations, are distributed to maturity year based on the Company's estimates of the rate of future prepayments of principal over the remaining lives of the securities. These estimates are developed using prepayment speeds provided in broker

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                            F-11
--------------------------------------------------------------------------------

consensus data. Such estimates are derived from prepayment speeds experienced at the interest rate levels projected for the applicable underlying collateral and can be expected to vary from actual experience.

                                    MATURITY

                                            AMORTIZED
                                              COST      FAIR VALUE
                                           -----------  -----------
One year or less.........................   $   3,047    $   3,116
Over one year through five years.........       4,796        4,843
Over five years through ten years........       3,242        3,318
Over ten years...........................       3,420        3,541
                                           -----------  -----------
    Total................................   $  14,505    $  14,818
                                           -----------  -----------
                                           -----------  -----------

    Sales of fixed maturities, excluding short-term fixed maturities, for the years ended December 31, 1998, 1997 and 1996 resulted in proceeds of $3.2 billion, $4.2 billion and $3.5 billion, gross realized capital gains of $103, $169 and $87, gross realized capital losses (including writedowns) of $131, $176 and $298, respectively. In 1996, gross realized capital losses includes an other than temporary impairment of $137 related to the Company's block of guaranteed investment contract business written prior to 1995 which could not recover to amortized cost prior to sale. Sales of equity security investments for the years ended December 31, 1998, 1997 and 1996 resulted in proceeds of $35, $132 and $74 and gross realized capital gains of $21, $12 and $2, respectively, and no gross realized capital losses for all periods.

(F) CONCENTRATION OF CREDIT RISK

    The Company is not exposed to any significant concentration of credit risk in fixed maturities of a single issuer greater than 10% of stockholder's equity.

(G) DERIVATIVE INSTRUMENTS

    Hartford Life Insurance Company utilizes a variety of derivative instruments, including swaps, caps, floors, forwards and exchange traded futures and options, in accordance with Company policy and in order to achieve one of three Company approved objectives: to hedge risk arising from interest rate, price or currency exchange rate volatility; to manage liquidity; or, to control transactions costs. The Company utilizes derivative instruments to manage market risk through four principal risk management strategies: hedging anticipated transactions, hedging liability instruments, hedging invested assets and hedging portfolios of assets and/or liabilities. The Company does not trade in these instruments for the express purpose of earning trading profits.

    Hartford Life Insurance Company maintains a derivatives counterparty exposure policy which establishes market-based credit limits, favors long-term financial stability and creditworthiness, and typically requires credit enhancement/credit risk reducing agreements. Credit risk is measured as the amount owed to the Company based on current market conditions and potential payment obligations between the Company and its counterparties. Credit exposures are quantified weekly and netted, and collateral is pledged to or held by the Company to the extent the current value of derivatives exceed exposure policy thresholds.

    Hartford Life Insurance Company's derivative program is monitored by an internal compliance unit and is reviewed by senior management and Hartford Life's Finance Committee of the Board of Directors. Notional amounts, which represent the basis upon which pay or receive amounts are calculated and are not reflective of credit risk, pertaining to derivative financial instruments (excluding the Company's guaranteed separate account derivative investments), totaled $6.2 billion and $6.5 billion ($3.9 billion and $4.6 billion related to the Company's investments, $2.3 billion and $1.9 billion on the Company's liabilities) as of December 31, 1998 and 1997, respectively.

    The tables below provide a summary of derivative instruments held by Hartford Life Insurance Company as of December 31, 1998 and 1997, segregated by major investment and liability category:

F-12                            HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                                          1998 -- AMOUNT HEDGED (NOTIONAL AMOUNTS)
                                     ----------------------------------------------------------------------------------
                                                                                                  FOREIGN
                                      TOTAL      ISSUED    PURCHASED                  INTEREST    CURRENCY     TOTAL
                                     CARRYING    CAPS &      CAPS &      FUTURES        RATE       SWAPS      NOTIONAL
           ASSETS HEDGED              VALUE      FLOORS      FLOORS        (2)         SWAPS        (3)        AMOUNT
-----------------------------------  --------   --------   ----------   ----------   ----------   --------   ----------
Asset backed securities (excluding
 inverse floaters and
 anticipatory).....................  $  5,163   $     --   $   188      $     3      $      885     $--       $ 1,076
Inverse floaters (1)...............        24         44        55           --              --      --            99
Anticipatory (4)...................        --         --        --           --             235      --           235
Other bonds and notes..............     7,683        461       597           18           1,300      90         2,466
Short-term investments.............     1,948         --        --           --              --      --            --
                                     --------   --------   ----------       ---      ----------     ---      ----------
    Total fixed maturities.........    14,818        505       840           21           2,420      90         3,876
Equity securities, policy loans and
 other investments.................     6,979         --        --           --              --      --            --
                                     --------   --------   ----------       ---      ----------     ---      ----------
    Total investments..............  $ 21,797        505       840           21           2,420      90         3,876
    Other policyholder funds.......  $ 19,615      1,100        50           --           1,195      --         2,345
                                     --------   --------   ----------       ---      ----------     ---      ----------
    Total derivative instruments --
     notional value................             $  1,605   $   890      $    21      $    3,615     $90       $ 6,221
                                     --------   --------   ----------       ---      ----------     ---      ----------
    Total derivative instruments --
     fair value....................             $     (6)  $    19      $    --      $       27     $(7)      $    33
                                     --------   --------   ----------       ---      ----------     ---      ----------
                                     --------   --------   ----------       ---      ----------     ---      ----------

                                                      1997 -- AMOUNT HEDGED (NOTIONAL AMOUNTS)
                                     --------------------------------------------------------------------------
                                                                                              FOREIGN
                                      TOTAL    ISSUED    PURCHASED                 INTEREST   CURRENCY   TOTAL
                                     CARRYING  CAPS &      CAPS &                    RATE      SWAPS    NOTIONAL
           ASSETS HEDGED              VALUE    FLOORS      FLOORS     FUTURES (2)    SWAPS      (3)     AMOUNT
-----------------------------------  --------  -------  ------------  -----------  ---------  --------  -------
Asset backed securities
 (excluding inverse floaters and
 anticipatory).....................  $  5,253  $   500    $   1,404       $  28     $    221    $ --    $2,153
Inverse floaters (1)...............        75       47           80          --           25      --       152
Anticipatory (4)...................        --       --           --          --           --      --        --
Other bonds and notes..............     7,531      462          460          22        1,258      91     2,293
Short-term investments.............     1,317       --           --          --           --      --        --
                                     --------  -------  ------------        ---    ---------     ---    -------
    Total fixed maturities.........    14,176    1,009        1,944          50        1,504      91     4,598
Equity securities, policy loans and
 other investments.................     3,983       --           --          --           --      --        --
                                     --------  -------  ------------        ---    ---------     ---    -------
    Total investments..............  $ 18,159    1,009        1,944          50        1,504      91     4,598
    Other policyholder funds.......  $ 21,034       10          150          --        1,747      --     1,907
                                     --------  -------  ------------        ---    ---------     ---    -------
    Total derivative instruments --
     notional value................            $ 1,019    $   2,094       $  50     $  3,251    $ 91    $6,505
                                     --------  -------  ------------        ---    ---------     ---    -------
    Total derivative instruments --
     fair value....................            $    (8)   $      23       $  --     $     19    $ (6  ) $   28
                                     --------  -------  ------------        ---    ---------     ---    -------
                                     --------  -------  ------------        ---    ---------     ---    -------

---------

    (1) Inverse floaters are variations of collateralized mortgage obligations (CMO's) for which the coupon rates move inversely with an index rate such as the London Interbank Offered Rate (LIBOR). The risk to principal is considered negligible as the underlying collateral for the securities is guaranteed or sponsored by government agencies. To address the volatility risk created by the coupon variability, the Company uses a variety of derivative instruments, primarily interest rate swaps, caps and floors.

    (2) As of December 31, 1998 and 1997, approximately 5% and 44% , respectively, of the notional futures contracts expire within one year.

    (3) As of December 31, 1998 and 1997, approximately 11% and 16%, respectively, of foreign currency swaps expire within one year.

    (4) Deferred gains and losses on anticipatory transactions are included in the carrying value of fixed maturities in the Consolidated Balance Sheets. At the time of the ultimate purchase, they are reflected as a basis adjustment to the purchased asset. As of December 31, 1998 and 1997, the Company had no deferred gains for interest rate swaps. During 1998, $1.5 in deferred gains were basis adjusted.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                            F-13
--------------------------------------------------------------------------------

    The following is a reconciliation of notional amounts by derivative type and strategy as of December 31, 1998 and 1997:

                                             DECEMBER 31, 1997               MATURITIES/    DECEMBER 31, 1998
                                              NOTIONAL AMOUNT    ADDITIONS TERMINATIONS (1)  NOTIONAL AMOUNT
                                             -----------------   -------- ----------------- -----------------
BY DERIVATIVE TYPE
Caps.........................................      $1,239         $1,000       $  327            $1,912
Floors.......................................       1,864             --        1,281               583
Swaps/Forwards...............................       3,342          1,838        1,475             3,705
Futures......................................          50              8           37                21
Options......................................          10             --           10                --
                                                 -------         --------     -------           -------
    Total....................................      $6,505         $2,846       $3,130            $6,221
                                                 -------         --------     -------           -------
BY STRATEGY
Liability....................................      $1,907         $1,099       $  661            $2,345
Anticipatory.................................          --            242            7               235
Asset........................................       1,805          1,260          667             2,398
Portfolio....................................       2,793            245        1,795             1,243
                                                 -------         --------     -------           -------
    Total....................................      $6,505         $2,846       $3,130            $6,221
                                                 -------         --------     -------           -------
                                                 -------         --------     -------           -------

---------

    (1) During 1998, the Company had no significant gains or losses on terminations of hedge positions using derivative financial instruments.

 4. FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107 "Disclosure about Fair Value of Financial Instruments" requires disclosure of fair value information of financial instruments. For certain financial instruments where quoted market prices are not available, other independent valuation techniques and assumptions are used. Because considerable judgment is used, these estimates are not necessarily indicative of amounts that could be realized in a current market exchange. SFAS No. 107 excludes certain financial instruments from disclosure, including insurance contracts. Hartford Life Insurance Company uses the following methods and assumptions in estimating the fair value of each class of financial instrument.

    Fair value for fixed maturities and marketable equity securities approximates those quotations published by applicable stock exchanges or received from other reliable sources.

    For policy loans, carrying amounts approximate fair value.

    Fair value for other invested assets primarily consist of partnerships and trusts that are based on external market valuations from partnership and trust management as well as mortgage loans where carrying amounts approximate fair value.

    Other policyholder funds fair value information is determined by estimating future cash flows, discounted at the current market rate.

    The fair value of derivative financial instruments, including swaps, caps, floors, futures, options and forward commitments, is determined using a pricing model which is validated through periodic comparison to dealer quoted prices.

    The carrying amount and fair values of Hartford Life Insurance Company's financial instruments as of December 31, 1998 and 1997 were as follows:

                                                                1998                1997
                                                         ------------------  ------------------
                                                         CARRYING    FAIR    CARRYING    FAIR
                                                          AMOUNT     VALUE    AMOUNT     VALUE
                                                         ---------  -------  ---------  -------
ASSETS
  Fixed maturities.....................................   $ 14,818  $14,818   $ 14,176  $14,176
  Equity securities....................................         31       31        180      180
  Policy loans.........................................      6,684    6,684      3,756    3,756
  Other investments....................................        264      309         47       91
LIABILITIES
  Other policyholder funds (1).........................   $ 11,709  $11,726   $ 11,769  $11,755

---------

    (1) Excludes corporate owned life insurance and universal life insurance contracts.

F-14                            HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

 5. SEPARATE ACCOUNTS

    Hartford Life Insurance Company maintained separate account assets and liabilities totaling $90.3 billion and $69.1 billion as of December 31, 1998 and 1997, respectively, which are reported at fair value. Separate account assets, which are segregated from other investments, reflect two categories of risk assumption: non-guaranteed separate accounts totaling $80.6 billion and $58.6 billion as of December 31, 1998 and 1997, respectively, wherein the policyholder assumes the investment risk, and guaranteed separate accounts totaling $9.7 and $10.5 billion as of December 31, 1998 and 1997, respectively, wherein Hartford Life Insurance Company contractually guarantees either a minimum return or account value to the policyholder. Included in non-guaranteed separate account assets were policy loans totaling $1.8 billion and $1.9 billion as of December 31, 1998 and 1997, respectively. Net investment income (including net realized capital gains and losses) and interest credited to policyholders on separate account assets are not reflected in the Consolidated Statements of Income.

    Separate account management fees and other revenues were $908, $699 and $538 in 1998, 1997 and 1996, respectively. The guaranteed separate accounts include fixed market value adjusted (MVA) individual annuity and modified guaranteed life insurance. The average credited interest rate on these contracts was 6.6% and 6.5% as of December 31, 1998 and 1997, respectively. The assets that support these liabilities were comprised of $9.5 billion and $10.2 billion in fixed maturities as of December 31, 1998 and 1997, respectively. The portfolios are segregated from other investments and are managed to minimize liquidity and interest rate risk. In order to minimize the risk of disintermediation associated with early withdrawals, fixed MVA annuity and modified guaranteed life insurance contracts carry a graded surrender charge as well as a market value adjustment. Additional investment risk is hedged using a variety of derivatives which totaled $40 and $119 in carrying value and $3.5 billion and $3.0 billion in notional amounts as of December 31, 1998 and 1997, respectively.

 6. STATUTORY RESULTS

                                       FOR THE YEARS ENDED DECEMBER
                                                    31,
                                      -------------------------------
                                        1998       1997       1996
                                      ---------  ---------  ---------
Statutory net income................  $     211  $     214  $     144
                                      ---------  ---------  ---------
Statutory surplus...................  $   1,676  $   1,441  $   1,207
                                      ---------  ---------  ---------
                                      ---------  ---------  ---------

    A significant percentage of the consolidated statutory surplus is permanently reinvested or is subject to various state regulatory restrictions which limit the payment of dividends without prior approval. The total amount of statutory dividends which may be paid by the insurance subsidiaries of the Company in 1999 is estimated to be $168.

    Hartford Life Insurance Company and its domestic insurance subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed by the State of Connecticut. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners, as well as state laws, regulations, and general administrative rules.

 7. STOCK COMPENSATION PLANS

    Hartford Life Insurance Company's employees are included in the 1997 Hartford Life, Inc. Incentive Stock Plan (the "Plan"), which was adopted during the second quarter of 1997. Under the Plan, options granted may be either non-qualified options or incentive stock options qualifying under Section 422A of the Internal Revenue Code. The aggregate number of shares of Class A Common Stock which may be awarded in any one year shall be subject to an annual limit. The maximum number of shares of Class A Common Stock which may be granted under the Plan in each year shall be 1.5% of the total issued and outstanding shares of Hartford Life Class A Common Stock and treasury stock as reported in the Annual Report on Hartford Life's Form 10-K for the preceding year plus unused portions of such limit from prior years. In addition, no more than 5 million shares of Class A Common Stock shall be cumulatively available for awards of incentive stock options under the Plan, and no more than 20% of the total number of shares on a cumulative basis shall be available for restricted stock and performance shares.

    All options granted have an exercise price equal to the market price of Hartford Life's stock on the date of grant and an option's maximum term is ten years. Certain nonperformance based options become exercisable upon the attainment of specified market price appreciation of Hartford Life's common shares or at seven years after the date of grant, while the remaining nonperformance based options become exercisable over a three year period commencing with the date of grant.

    Also included in the Plan are long-term performance awards which become payable upon the attainment of specific performance goals achieved over a three year period.

    During the second quarter of 1997, Hartford Life established the Hartford Life, Inc. Employee Stock Purchase Plan (ESPP). Under this plan, eligible employees of Hartford Life and the Company may purchase Class A Common Stock of Hartford Life at a 15% discount from the lower of the market price at the beginning or end of the quarterly offering period. Hartford Life may sell up to 2,700,000 shares of stock to eligible employees. Hartford Life sold 121,943 and 54,316 shares under the ESPP in 1998 and 1997, respectively. The weighted average fair value of the discount under the ESPP was $13.80 per share in 1998 and $9.63 per share in 1997.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                            F-15
--------------------------------------------------------------------------------

 8. POSTRETIREMENT BENEFIT AND SAVINGS PLANS

(A) PENSION PLANS

    Hartford Life Insurance Company's employees are included in The Hartford's noncontributory defined benefit pension plans. These plans provide pension benefits that are based on years of service and the employee's compensation during the last ten years of employment. The Company's funding policy is to contribute annually an amount between the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, as amended, and the maximum amount that can be deducted for U.S. Federal income tax purposes. Generally, pension costs are funded through the purchase of the Company's group pension contracts. The cost to the Company was approximately $6 in 1998 and $5 in both 1997 and 1996.

    The Company also provides, through The Hartford, certain health care and life insurance benefits for eligible retired employees. A substantial portion of the Company's employees may become eligible for these benefits upon retirement. The Company's contribution for health care benefits will depend on the retiree's date of retirement and years of service. In addition, the plan has a defined dollar cap which limits average Company contributions. The Company has prefunded a portion of the health care and life insurance obligations through trust funds where such prefunding can be accomplished on a tax effective basis. Postretirement health care and life insurance benefits expense, allocated by The Hartford, was immaterial to the results of operations for 1998, 1997 and 1996.

    The assumed rate in the per capita cost of health care (the health care trend rate) was 7.8% for 1998, decreasing ratably to 5.0% in the year 2003. Increasing the health care trend rates by one percent per year would have an immaterial impact on the accumulated postretirement benefit obligation and the annual expense. To the extent that the actual experience differs from the inherent assumptions, the effect will be amortized over the average future service of covered employees.

(B) INVESTMENT AND SAVINGS PLAN

    Substantially all employees of the Company are eligible to participate in The Hartford's Investment and Savings Plan. Under this plan, designated contributions, which may be invested in Class A Common Stock of Hartford Life or certain other investments, are matched, up to 3% of compensation, by the Company. The cost to Hartford Life Insurance Company for the above-mentioned plan was approximately $4 and $2 in 1998 and 1997, respectively.

 9. REINSURANCE

    Hartford Life Insurance Company cedes insurance to other insurers, including its parent, HLA, in order to limit its maximum loss. Such transfer does not relieve the Company of its primary liability. The Company also assumes insurance from other insurers. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk.

    Net premiums and other considerations were comprised of the following:

                                       FOR THE YEARS ENDED DECEMBER
                                                    31,
                                      -------------------------------
                                        1998       1997       1996
                                      ---------  ---------  ---------
Gross premiums......................  $   2,722  $   2,164  $   2,138
Assumed.............................        150        159        190
Ceded...............................       (654)      (686)      (623)
                                      ---------  ---------  ---------
  Net premiums and other
   considerations...................  $   2,218  $   1,637  $   1,705
                                      ---------  ---------  ---------
                                      ---------  ---------  ---------

    The Company ceded approximately $128, $76 and $100 of group life premium to HLA in 1998, 1997 and 1996, respectively, representing $38.4 billion, $33.6 billion and $33.3 billion of insurance in force, respectively. The Company ceded $383, $339 and $318 of accident and health premium to HLA in 1998, 1997 and 1996, respectively. The Company assumed $82, $89 and $101 of premium in 1998, 1997 and 1996, respectively, representing $7.4 billion, $8.2 billion and $8.5 billion of individual life insurance in force, respectively, from HLA.

    Life reinsurance recoveries, which reduce death and other benefits, approximated $97, $158 and $140 for the years ended December 31, 1998, 1997 and 1996, respectively.

    Hartford Life Insurance Company has no significant reinsurance-related concentrations of credit risk.

 10. INCOME TAX

    Hartford Life and The Hartford have entered into a tax sharing agreement under which each member in the consolidated U.S. Federal income tax return will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, generally will be determined as though the Company were filing separate Federal, state and local income tax returns.

    As long as The Hartford continues to own at least 80% of the combined voting power and 80% of the value of the outstanding capital stock of Hartford Life, the Company will be included for Federal income tax purposes in the affiliated group of which The Hartford is the common parent. It is the intention of The Hartford and its non-life subsidiaries to file a single consolidated Federal income tax return. The life insurance companies will file a separate consolidated federal income tax return. The Company's effective tax rate was 35%, 36% and 35% in 1998, 1997 and 1996, respectively.

F-16                            HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

    Income tax expense is as follows:

                                            FOR THE YEARS ENDED DECEMBER
                                                         31,
                                           -------------------------------
                                             1998       1997       1996
                                           ---------  ---------  ---------
Current..................................  $     307  $     162  $     118
Deferred.................................       (119)         5        (98)
                                           ---------  ---------  ---------
  Income tax expense.....................  $     188  $     167  $      20
                                           ---------  ---------  ---------
                                           ---------  ---------  ---------

    A reconciliation of the tax provision at the U.S. Federal statutory rate to the provision for income taxes is as follows:

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            ---------------------------------
                                              1998       1997        1996
                                            ---------  ---------     -----
Tax provision at the U.S. Federal
 statutory rate...........................  $     188  $     164   $      20
Other.....................................         --          3          --
                                            ---------  ---------         ---
  Total...................................  $     188  $     167   $      20
                                            ---------  ---------         ---
                                            ---------  ---------         ---

    Deferred tax assets (liabilities) include the following as of December 31:

                                                   1998       1997
                                                 ---------  ---------
Tax basis deferred policy acquisition costs....  $     751  $     639
Financial statement deferred policy acquisition
 costs and reserves............................        103         69
Employee benefits..............................          4          8
Net unrealized capital gains on securities.....        (98)       (96)
Investments and other..........................       (296)      (272)
                                                 ---------  ---------
  Total........................................  $     464  $     348
                                                 ---------  ---------
                                                 ---------  ---------

    Hartford Life Insurance Company had a current tax payable of $65 and $64 as of December 31, 1998 and 1997, respectively.

    Prior to the Tax Reform Act of 1984, the Life Insurance Company Income Tax Act of 1959 permitted the deferral from taxation of a portion of statutory income under certain circumstances. In these situations, the deferred income was accumulated in a "Policyholders' Surplus Account" and, based on current tax law, will be taxable in the future only under conditions which management considers to be remote; therefore, no Federal income taxes have been provided on this deferred income. The balance for tax return purposes of the Policyholders' Surplus Account as of December 31, 1998 was $104.

 11. RELATED PARTY TRANSACTIONS

    Transactions of the Company with HA&I and its affiliates relate principally to tax settlements, reinsurance, insurance coverage, rental and service fees, payment of dividends and capital contributions. In addition, certain affiliated insurance companies purchased group annuity contracts from the Company to fund pension costs and claim annuities to settle casualty claims. Substantially all general insurance expenses related to the Company, including rent and employee benefit plan expenses, are initially paid by The Hartford. Direct expenses are allocated to the Company using specific identification, and indirect expenses are allocated using other applicable methods. Indirect expenses include those for corporate areas which, depending on type, are allocated based on either a percentage of direct expenses or on utilization. Indirect expenses allocated to the Company by The Hartford were $47, $34 and $40 in 1998, 1997 and 1996, respectively. Management believes that the methods used are reasonable.

 12. COMMITMENTS AND CONTINGENT LIABILITIES

(A) LITIGATION

    Hartford Life Insurance Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary and punitive damages have been asserted. Although there can be no assurances, at the present time the Company does not anticipate that the ultimate liability arising from such pending or threatened litigation, after consideration of provisions made for potential losses and costs of defense, will have a material adverse effect on the financial condition or operating results of the Company.

(B) GUARANTY FUNDS

    Under insurance guaranty fund laws in each state, the District of Columbia and Puerto Rico, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Recent regulatory actions against certain large life insurers encountering financial difficulty have prompted various state insurance guaranty associations to begin assessing life insurance companies for the deemed losses. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's solvency and further provide annual limits on such assessments. Part of the assessments paid by the Company and its subsidiaries pursuant to these laws may be used as credits for a portion of the associated premium taxes. The Company paid guaranty fund assessments of approximately $9, $15 and $11 in 1998, 1997 and 1996, respectively, of which $4, $4 and $5, respectively, were estimated to be creditable against premium taxes.

(C) LEASES

    The rent paid to Hartford Fire for space occupied by the Company was $7 in both 1998 and 1997 and $3 in 1996. Future minimum rental commitments are as follows:

1999.............  $       7
2000.............         12
2001.............         12
2002.............         13
2003.............         13
Thereafter.......         74
                   ---------
  Total..........  $     131
                   ---------
                   ---------

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                            F-17
--------------------------------------------------------------------------------

    Rental expense is recognized on a level basis over the term of the primary sublease, which expires on December 31, 2009, and amounted to approximately $9 in both 1998 and 1997 and $8 in 1996.

(D) TAX MATTERS

    Hartford Life's federal income tax returns are routinely audited by the Internal Revenue Service. Hartford Life is currently under audit for the years 1993 through 1995, with the audit for the years 1996 through 1997 expected to begin during early 1999. Management believes that adequate provision has been made in the financial statements for items that may result from tax examinations and other tax related matters.

(E) INVESTMENTS

    As of December 31, 1998, Hartford Life Insurance Company held $71 of asset backed securities securitized and serviced by Commercial Financial Services, Inc. (CFS) of which $50 were included in the Company's general account and $21 in the Company's guaranteed separate account. In October 1998, the Company became aware of allegations of improper activities at CFS. On December 11, 1998, CFS filed for protection under Chapter 11 of the Bankruptcy Code. As of December 31, 1998, CFS continues to service the asset backed securities, which remain current on payments of principal and interest, however, the Company does not expect to recover all of its principal investment. Based upon information available in the fourth quarter 1998, the Company recognized a $25, after-tax, writedown related to its holdings in CFS of which $18 was related to the Company's general account assets. The ultimate realizable amount depends on the outcome of the bankruptcy of CFS and these estimates are therefore subject to material change as new information becomes available. The Company is presently unable to determine the amount of further potential loss, if any, related to the securities.

 13. SEGMENT INFORMATION

    Hartford Life Insurance Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", during the fourth quarter of 1998. This statement replaces SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", and establishes new standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement requires that the reportable operating segments be based on the Company's internal operations. On this basis, Hartford Life Insurance Company's segments represent strategic operations which offer different products and services as well as serve different markets.

    Hartford Life Insurance Company is organized into three reportable operating segments which include Investment Products, Individual Life and Corporate Owned Life Insurance (COLI). Investment Products offers individual variable annuities, fixed market value adjusted (MVA) annuities and fixed and variable immediate annuities, mutual funds, deferred compensation and retirement plan services, structured settlement contracts and other special purpose annuity contracts. Individual Life sells a variety of life insurance products, including variable life, universal life, interest-sensitive whole life and term life insurance. COLI primarily offers variable products used by employers to fund non-qualified benefits or other post-employment benefit obligations as well as leveraged COLI. The Company includes in "Other" corporate items not directly allocable to any of its reportable operating segments as well as certain employee benefit products including group life and disability insurance that is directly written by the Company and is substantially ceded to its parent, HLA.

    The accounting policies of the reportable operating segments are the same as those described in the summary of significant accounting policies in Note 2. Hartford Life Insurance Company evaluates performance of its segments based on revenues, net income and the segment's return on allocated capital. The Company charges direct operating expenses to the appropriate segment and allocates the majority of indirect expenses to the segments based on an intercompany expense arrangement. Intersegment revenues are not significant and primarily occur between corporate and the operating segments. These amounts include interest income on allocated surplus and the amortization of net realized capital gains and losses through net investment income utilizing the duration of the segment's investment portfolios. The Company's revenues are primarily derived from customers within the United States. The Company's long-lived assets primarily consist of deferred policy acquisition costs and deferred tax assets from within the United States. The following table outlines summarized financial information concerning the Company's segments. The information for 1997 and 1996 has been restated to conform to the 1998 presentation.

                                                         INVESTMENT INDIVIDUAL
1998                                                     PRODUCTS    LIFE      COLI      OTHER    TOTAL
-------------------------------------------------------  ---------  -------  ---------  -------  -------
Total revenues.........................................   $ 1,779   $  543    $  1,567  $    86  $ 3,975
Net investment income..................................       736      181         793       49    1,759
Amortization of deferred policy acquisition costs......       326      105          --       --      431
Income tax expense (benefit)...........................       145       35          12       (4)     188
Net income (loss)......................................       270       64          24       (8)     350
Assets.................................................    87,207    5,228      22,631    3,197  118,263

F-18                            HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                                         INVESTMENT INDIVIDUAL
1997                                                     PRODUCTS    LIFE      COLI      OTHER    TOTAL
-------------------------------------------------------  ---------  -------  ---------  -------  -------
Total revenues.........................................   $ 1,510   $  487    $    980  $    32  $ 3,009
Net investment income..................................       739      164         429       36    1,368
Amortization of deferred policy acquisition costs......       250       83          --        2      335
Income tax expense.....................................       111       30          15       11      167
Net income.............................................       206       55          27       14      302
Assets.................................................    72,288    4,914      17,800    2,743   97,745

                                                         INVESTMENT INDIVIDUAL
1996                                                     PRODUCTS    LIFE      COLI      OTHER    TOTAL
-------------------------------------------------------  ---------  -------  ---------  -------  -------
Total revenues.........................................   $ 1,002   $  440    $  1,360  $    87  $ 2,889
Net investment income..................................       684      153         480       80    1,397
Amortization of deferred policy acquisition costs......       174       60          --       --      234
Income tax expense (benefit)...........................       (42 )     24          11       27       20
Net income (loss)......................................       (77 )     44          26       45       38
Assets.................................................    57,410    3,753      14,222    2,377   77,762

 14. QUARTERLY RESULTS FOR 1998 AND 1997 (UNAUDITED)

                                                                       THREE MONTHS ENDED
                                     --------------------------------------------------------------------------------------
                                          MARCH 31,              JUNE 30,           SEPTEMBER 30,          DECEMBER 31,
                                     --------------------  --------------------  --------------------  --------------------
                                       1998       1997       1998       1997       1998       1997       1998       1997
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Revenues...........................   $    915   $    651   $    721   $    645   $    826   $    679   $  1,513   $  1,034
Benefits, claims and expenses......        787        550        591        536        688        550      1,371        904
Net income.........................         83         63         85         74         89         81         93         84

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                            F-19
--------------------------------------------------------------------------------

  SCHEDULE I -- SUMMARY OF INVESTMENTS -- OTHER THAN INVESTMENTS IN AFFILIATES
                            AS OF DECEMBER 31, 1998
                                 (IN MILLIONS)

                                                                   AMOUNT AT
                                                                     WHICH
                                                         FAIR       SHOWN ON
TYPE OF INVESTMENT                              COST     VALUE   BALANCE SHEET
---------------------------------------------  -------  -------  --------------
Fixed Maturities
Bonds and Notes
  U. S. Government and Government agencies
   and authorities (guaranteed and
   sponsored)................................  $   121  $   123     $   123
  U. S. Government and Government agencies
   and authorities (guaranteed and sponsored)
   -- asset backed...........................    1,001    1,016       1,016
  States, municipalities and political
   subdivisions..............................      165      173         173
  Foreign governments........................      393      412         412
  Public utilities...........................      844      874         874
  All other corporate including
   international.............................    5,469    5,687       5,687
  All other corporate -- asset backed........    4,155    4,171       4,171
  Short-term investments.....................    1,847    1,847       1,847
Certificates of deposit......................      510      515         515
                                               -------  -------     -------
Total fixed maturities.......................   14,505   14,818      14,818
                                               -------  -------     -------
Equity Securities
Common Stocks
  Industrial and miscellaneous...............       30       31          31
                                               -------  -------     -------
Total equity securities......................       30       31          31
                                               -------  -------     -------
Total fixed maturities and equity
 securities..................................   14,535   14,849      14,849
                                               -------  -------     -------
Policy Loans.................................    6,684    6,684       6,684
                                               -------  -------     -------
Other Investments
  Mortgage loans on real estate..............      206      207         206
  Other invested assets......................       58      102          58
                                               -------  -------     -------
Total other investments......................      264      309         264
                                               -------  -------     -------
Total investments............................  $21,483  $21,842     $21,797
                                               -------  -------     -------
                                               -------  -------     -------

F-20                            HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN MILLIONS)

                                                DEFERRED
                                                 POLICY       FUTURE       OTHER         PREMIUMS          NET
                                               ACQUISITION    POLICY     POLICYHOLDER    AND OTHER      INVESTMENT
SEGMENT                                           COSTS      BENEFITS      FUNDS      CONSIDERATIONS     INCOME
---------------------------------------------  -----------   ---------   ----------   ---------------   ---------

1998
Investment Products..........................    $2,823       $2,407      $ 9,194         $1,043         $  736
Individual Life..............................       931          466        2,307            363            181
Corporate Owned Life Insurance...............        --          225        8,097            774            793
Other........................................        --          497           17             38             49
                                               -----------   ---------   ----------       ------        ---------
Consolidated operations......................    $3,754       $3,595      $19,615         $2,218         $1,759
                                               -----------   ---------   ----------       ------        ---------
                                               -----------   ---------   ----------       ------        ---------

1997
Investment Products..........................    $2,478       $2,070      $ 9,620         $  771         $  739
Individual Life..............................       837          392        2,182            323            164
Corporate Owned Life Insurance...............        --           56        9,259            551            429
Other........................................        --          541          (27)            (8)            36
                                               -----------   ---------   ----------       ------        ---------
Consolidated operations......................    $3,315       $3,059      $21,034         $1,637         $1,368
                                               -----------   ---------   ----------       ------        ---------
                                               -----------   ---------   ----------       ------        ---------

1996
Investment Products..........................    $2,030       $1,526      $10,140         $  537         $  684
Individual Life..............................       730          346        2,160            287            153
Corporate Owned Life Insurance...............        --           --        9,823            880            480
Other........................................        --          602           11              1             80
                                               -----------   ---------   ----------       ------        ---------
Consolidated operations......................    $2,760       $2,474      $22,134         $1,705         $1,397
                                               -----------   ---------   ----------       ------        ---------
                                               -----------   ---------   ----------       ------        ---------

                                                   NET        BENEFITS,    AMORTIZATION
                                                REALIZED     CLAIMS AND     OF DEFERRED
                                                 CAPITAL        CLAIM         POLICY
                                                  GAINS      ADJUSTMENT     ACQUISITION    DIVIDENDS TO     OTHER
SEGMENT                                         (LOSSES)      EXPENSES         COSTS       POLICYHOLDERS   EXPENSES
---------------------------------------------  -----------   -----------   -------------   -------------  ----------
1998
Investment Products..........................    $  --         $  670          $326            $ --         $  368
Individual Life..............................       (1)           262           105              --             77
Corporate Owned Life Insurance...............       --            924            --             329            278
Other........................................       (1)            55            --              --             43
                                               -----------   -----------      -----           -----          -----
Consolidated operations......................    $  (2)        $1,911          $431            $329         $  766
                                               -----------   -----------      -----           -----          -----
                                               -----------   -----------      -----           -----          -----
1997
Investment Products..........................    $  --         $  677          $250            $ --         $  266
Individual Life..............................       --            242            83              --             77
Corporate Owned Life Insurance...............       --            439            --             240            259
Other........................................        4             21             2              --            (16)
                                               -----------   -----------      -----           -----          -----
Consolidated operations......................    $   4         $1,379          $335            $240         $  586
                                               -----------   -----------      -----           -----          -----
                                               -----------   -----------      -----           -----          -----
1996
Investment Products..........................    $(219)        $  744          $175            $ --         $  203
Individual Life..............................       --            245            59              --             68
Corporate Owned Life Insurance...............       --            545            --             634            144
Other........................................        6              1            --               1             12
                                               -----------   -----------      -----           -----          -----
Consolidated operations......................    $(213)        $1,535          $234            $635         $  427
                                               -----------   -----------      -----           -----          -----
                                               -----------   -----------      -----           -----          -----

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                            F-21
--------------------------------------------------------------------------------

                           SCHEDULE IV -- REINSURANCE
                                 (IN MILLIONS)

                                                                 CEDED TO      ASSUMED FROM               PERCENTAGE
                                                     GROSS        OTHER           OTHER         NET        OF AMOUNT
                                                     AMOUNT     COMPANIES       COMPANIES      AMOUNT   ASSUMED TO NET
                                                    --------  --------------  --------------  --------  ---------------
For the year ended December 31, 1998
Life insurance in force...........................  $326,400     $ 200,782       $  18,289    $143,907        12.7%
Premiums and other considerations
  Life insurance and annuities....................  $  2,329     $     271       $     142    $  2,200         6.5%
  Accident and health insurance...................       393           383               8          18        44.4%
                                                    --------  --------------       -------    --------
Total premiums and other considerations...........  $  2,722     $     654       $     150    $  2,218         6.8%
                                                    --------  --------------       -------    --------
                                                    --------  --------------       -------    --------
For the year ended December 31, 1997
  Life insurance in force.........................  $245,487     $ 178,771       $  33,156    $ 99,872        33.2%
Premiums and other considerations
  Life insurance and annuities....................  $  1,818     $     340       $     157    $  1,635         9.6%
  Accident and health insurance...................       346           346               2           2       100.0%
                                                    --------  --------------       -------    --------
Total premiums and other considerations...........  $  2,164     $     686       $     159    $  1,637         9.7%
                                                    --------  --------------       -------    --------
                                                    --------  --------------       -------    --------
For the year ended December 31, 1996
  Life insurance in force.........................  $177,094     $ 106,146       $  31,957    $102,905        31.1%
Premiums and other considerations
  Life insurance and annuities....................  $  1,801     $     298       $     169    $  1,672        10.1%
  Accident and health insurance...................       337           325              21          33        63.6%
                                                    --------  --------------       -------    --------
Total premiums and other considerations...........  $  2,138     $     623       $     190    $  1,705        11.1%
                                                    --------  --------------       -------    --------
                                                    --------  --------------       -------    --------

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          Not applicable.

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Under Section 33-772 of the Connecticut General Statutes, unless limited by its certificate of incorporation, the Registrant must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

          The Registrant may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reason to believe his conduct was unlawful. Conn. Gen. Stat. Section 33-771(a). Additionally, pursuant to Conn. Gen Stat. Section 33-776, the Registrant may indemnify officers and employees or agents for liability incurred and for any expenses to which they becomes subject by reason of being or having been an employee or officer of the Registrant.
          Connecticut law does not prescribe standards for the indemnification of officers, employees and agents and expressly states that their indemnification may be broader than the right of indemnification granted to directors.

          The foregoing statements are specifically made subject to the detailed provisions of Section 33-770, et. seq.

          Notwithstanding the fact that Connecticut law obligates the Registrant to indemnify a director only that was successfully on the merits in a suit, under Article VIII, Section 1 of the Registrant's bylaws, the Registrant must indemnify both officers and directors of the Registrant for (1) any claims and liabilities to which they become subject by reason of being or having been a director or officer of the Registrant and legal and
          (2) other expenses incurred in defending against such claims, in each case, to the extent such is consistent with statutory provisions.

          Additionally, the directors and officers the Registrant and Hartford Securities Distribution Company, Inc. ("AHSD") are covered under a directors and officer liability insurance policy issued to The Hartford Financial Services Group, Inc. And its subsidiaries. Such policy will reimburse the Registrant for any payments that it shall make to directors and officers pursuant to law and will, subject to certain exclusions contained in the policy, further pay any other costs, charges and expenses and settlements and judgements arising from any proceeding involving any director or officer of the Registrant in his part or present capacity as such, and for which he may be liable, except as to any liabilities arising from acts that are deemed to be uninsurable.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     Number    Description                   Method of Filing
     ------    -----------                   ----------------

     1         Underwriting Agreement        Incorporated by reference to the
                                             Registration Statement  File No.
                                             33-17324, dated May 1, 1996.

     4         Group Annuity Contract        Incorporated by reference to the
                                             Registration Statement File No.
                                             33-17324, dated May 1, 1995.

     5         Opinion re:  Legality         Filed herewith.

     23(a)     Legal Consent                 Filed herewith as Exhibit 5.

     23(b)     Consent of Arthur Anderson    Filed herewith.
               LLP, Independent Public
                Accountants

     24        Power of Attorney             Filed herewith.

     27        Financial Data Schedule       Filed herewith.

Item 17.  UNDERTAKINGS.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes to, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shll be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                                      SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reeasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on this 12th day of April, 1999.


HARTFORD LIFE INSURANCE COMPANY

*By: Thomas M. Marra                           *By: /s/Marianne O'Doherty
     -----------------------------------------      ----------------------------
     Thomas M. Marra, Executive Vice President      Marianne O'Doherty
                                                    Attorney-In-Fact


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on this 12th day of April, 1999.

Gregory A. Boyko, Senior Vice President,
  Director*
Lynda Godkin, Senior Vice President,
  General Counsel and Corporate
  Secretary and Director*
Thomas M. Marra, Executive Vice                *By: /s/ Marianne O'Doherty
President, Director*                                ----------------------------
Lowndes A. Smith, President,                        Marianne O'Doherty
  Chief Executive Officer, Director*                Attorney-In-Fact
David M. Znamierowski, Senior Vice President,
  Director*                                         April 12, 1999

                                    EXHIBIT INDEX


 5 Opinion and Consent of Lynda Godkin, Senior Vice President, General Counsel and Corporate Secretary regarding legality of securities to be issued

23(a)     Legal Consent filed as part of Exhibit 5

23(b)     Consent of Arthur Andersen LLP, Independent Public Accountants

24        Copy of Power of Attorney

27        Financial Data Schedules